Exhibit 10.1
Execution Version

ADVERSE DEVELOPMENT COVER AGREEMENT
by and among
MARKEL GLOBAL REINSURANCE COMPANY,
MARKEL INSURANCE COMPANY,
EVANSTON INSURANCE COMPANY,
MARKEL AMERICAN INSURANCE COMPANY,
MARKEL BERMUDA LIMITED,
MARKEL INSURANCE GROUP, LLC
(solely for purposes of Articles 11, 12, 13 and 16),
MARKEL SERVICES, INC.
(solely for purposes of Article 16.3)
and
CAVELLO BAY REINSURANCE LIMITED, as Reinsurer
Dated as of October 27, 2026

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ARTICLE 8 SECURITY	27
8.1 Security	27
8.2 Establishment and Funding at Closing	28
8.3 Ongoing Collateral Obligations	28
8.4 Collateral Adjustment Events	29
8.5 Allocation Among Ceding Companies; Rebalancing	33
8.6 Form of Collateral; Substitution; Investment	34
8.7 Settlements	35
8.8 Withdrawal of Assets by the Ceding Companies	35
8.9 Collateral Termination	36
ARTICLE 9 SALVAGE AND SUBROGATION	36
9.1 Salvage and Subrogation	36
9.2 Expenses	36
ARTICLE 10 ERRORS AND OMISSIONS; REGULATORY MATTERS; COVENANTS	37
10.1 Errors and Omissions	37
10.2 Cooperation	37
10.3 Regulatory Matters	37
10.4 Pre-Closing Covenants	38
ARTICLE 11 REPRESENTATIONS AND WARRANTIES	39
11.1 Ceding Company Representations and Warranties	39
11.2 No Reserve Representation; Non-Reliance	41
11.3 Reinsurer Representations and Warranties	41
ARTICLE 12 CLOSING CONDITIONS	42
12.1 Conditions to Reinsurer’s Obligations	42
12.2 Conditions to the Ceding Companies’ Obligations	43
ARTICLE 13 INDEMNIFICATION	44
13.1 Indemnification by the Reinsurer	44
13.2 Indemnification by the Ceding Companies	44
13.3 Limitations	44
ARTICLE 14 UTMOST GOOD FAITH	45
14.1 Waiver of Utmost Good Faith	45
ARTICLE 15 TAXES	45
15.1 Federal Excise Tax	45
15.2 FATCA and Withholding	45
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ARTICLE 16 MISCELLANEOUS PROVISIONS	46
16.1 Notices	46
16.2 Confidentiality; Public Announcements	47
16.3 Communications on Behalf of the Ceding Companies	49
16.4 Entire Agreement	49
16.5 Waiver and Amendment	49
16.6 Successors and Assigns	49
16.7 Headings	50
16.8 Governing Law; Jurisdiction; Waiver of Jury Trial	50
16.9 Arbitration	51
16.10 Service of Suit	53
16.11 No Third Party Beneficiaries	54
16.12 Counterparts	54
16.13 Severability	54
16.14 Offset	54
16.15 Currency	54
16.16 Data Protection	55
16.17 Interpretation	57
16.18 Expenses	57
16.19 Specific Performance	57

EXHIBITS AND SCHEDULES
Exhibit A — Subject Business
Exhibit B — Form of Trust Agreement
Exhibit C — Investment Guidelines
Schedule 1 — Valuation Date Exchange Rates
Schedule 2 — Claims Protocol
Schedule 3 — Disclosure Schedule
Schedule 4 — Approved Letter of Credit Providers
Schedule 5 — Market Value Methodologies

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Schedule 6 — Third Party Reinsurance Agreements
Schedule 7 — Transferring Assets
Schedule 8 — Required Regulatory Approvals
Schedule 9 — Reference Reserve Report
Schedule 10 — Mortgage Profit Commissions
Schedule 11 — SCCs
Schedule 12 — Affiliate Cedant Reinsurance Agreements

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ADVERSE DEVELOPMENT COVER AGREEMENT
This ADVERSE DEVELOPMENT COVER AGREEMENT (this “Agreement”), dated as of October 27, 2026, is entered into by and among Markel Global Reinsurance Company, a Delaware insurance company (“MGRC”), Markel Insurance Company, an Illinois insurance company (“MIC”), Evanston Insurance Company, an Illinois insurance company (“EIC”), Markel American Insurance Company, a Virginia insurance company (“MAIC”), and Markel Bermuda Limited, a Bermuda Class 4 insurer (“MBL”) (each of the foregoing, a “Ceding Company” and, collectively, the “Ceding Companies”), Cavello Bay Reinsurance Limited, a Bermuda Class 3B insurance company (the “Reinsurer”), solely for purposes of Articles 11, 12, 13 and 16, Markel Insurance Group, LLC, a Virginia limited liability company (“Markel Parent”), and solely for purposes of Article 16.3, Markel Services, Inc., a Virginia corporation (“MSI”). Each Ceding Company, Markel Parent and the Reinsurer is referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, each Ceding Company has issued, assumed or otherwise written policies, binders, treaties, contracts, certificates and other agreements of insurance and reinsurance comprising the Subject Business;
WHEREAS, certain of the Subject Business is reinsured among the Ceding Companies and their Affiliates pursuant to the Intercompany Reinsurance Agreements, and the Parties intend that the reinsurance provided under this Agreement shall inure to the benefit of the Intercompany Reinsurance Agreements (other than the Affiliate Cedant Reinsurance Agreements), in each case without any restructuring of the Subject Business;
WHEREAS, each Ceding Company desires to cede to the Reinsurer, and the Reinsurer desires to reinsure, on an indemnity basis, the Ultimate Net Loss in respect of the Subject Business in excess of the Retention, subject to the Aggregate Limit and the other terms and conditions of this Agreement; and
WHEREAS, this Agreement is designed to ensure that each Ceding Company obtains Credit for Reinsurance in respect of the reinsurance provided by this Agreement from and after the Closing.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:
ARTICLE 1

DEFINITIONS
1.1    Definitions. The following terms, when used in this Agreement, shall have the meanings set forth in this Article 1.1:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Assuming Ceding Company” has the meaning set forth in Article 2.1(d).
“Affiliate Cedant Reinsurance Agreements” means the Intercompany Reinsurance Agreements pursuant to which the Affiliate Cedants cede Subject Business to an Affiliate Assuming Ceding Company, in each case as in effect on the date hereof and as listed on Schedule 12. For the avoidance of doubt, no amendment of any Affiliate Cedant Reinsurance Agreement, and no new intercompany or intra-group reinsurance or cession, entered into or effected after the date hereof shall increase the liability of the Reinsurer hereunder without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed); provided, that the parties agree that any new intercompany reinsurance agreements, or any amendments to the intercompany reinsurance arrangements, in each case, entered into solely as necessary to effect the 100% cession of the relevant Subject Business from the Affiliate Cedants to MBL shall not require the consent of the Reinsurer and shall be deemed added to Schedule 12 after they have been entered into.
“Affiliate Cedants” has the meaning set forth in Article 2.1(d).
“Aggregate Limit” means $3,450,000,000, being the maximum aggregate amount payable by the Reinsurer hereunder in respect of Covered Losses in excess of the Retention, as further provided in Article 2.1(a).
“Agreement” has the meaning set forth in the Preamble.
“ALAE” means all costs and expenses incurred by a Ceding Company in connection with any investigation, appraisal, adjustment, audit, negotiation, settlement, litigation, defense or appeal that are allocable to a Claim, which shall include (a) outside retained adjusters’ fees and outside claims supervision and monitoring expenses, (b) attorneys’, experts’ and consultants’ fees in connection with coverage investigation, analysis or evaluation and/or actual, anticipated or threatened actions, suits, arbitrations, mediations or other proceedings, whether declaratory, coercive or otherwise (including all expenses incurred in connection with declaratory judgment or other coverage actions), (c) costs levied in any claim, suit or proceeding (including court costs), (d) costs of supersedeas and appeal bonds, (e) subrogation, salvage and recovery expenses (incurred with respect to Recoverables), (f) to the extent incurred consistent with such Ceding Company’s customary past practice prior to the Effective Date, interinsurer expense-related obligations arising from equitable contribution or similar claims, (g) to the extent incurred consistent with such Ceding Company’s customary past practice prior to the Effective Date, fees (at cost) of staff counsel expressly charged with performing functions generally performed by outside counsel, (h) pre-judgment interest, (i) interest accruing after entry of judgment, and (j) all reasonable fees and expenses paid or payable to any third-party administrator or adjuster engaged by or on behalf of such Ceding Company in connection with the administration of Claims solely to the extent such third-party administrator or adjuster is performing claims administration services in respect of specific Claims, but excluding fees and expenses that would constitute unallocated loss adjustment expenses if such services were performed by the Ceding Companies themselves as of the date of this Agreement, including general claims administration, claims system and data management and claims supervision. ALAE shall not include (i) salaries, benefits and expenses of any Ceding Company’s (or any of its Affiliates’) employees and other overhead and office expenses of any Ceding Company (or any of its Affiliates), except as provided in clause (g) above, or (ii) the portion of any costs or expenses allocable to Extra Contractual Obligations or XPL that do not constitute Reinsured Extra Contractual Obligations (it being understood that the portion of any such costs or expenses allocable to the underlying Claim shall constitute ALAE).
“Applicable Collateral Percentage” means one hundred percent (100%), subject to adjustment solely as provided in Article 8.4(b) for so long as a Collateral Adjustment Event is continuing.
“Applicable Law” means any United States or non-United States federal, state or local statute, law, ordinance or code, or any written rules or regulations, in each case applicable to any Party, and any Order applicable to any Party.
“Applicable Reserves” means, as of any date of determination and with respect to each Ceding Company, the sum of (a) the reserves carried by such Ceding Company for losses, Claims and ALAE (including reserves for losses incurred but not reported and ALAE with respect thereto) in respect of the Subject Business ceded by such Ceding Company hereunder, net of Third Party Reinsurance Recoverables thereon on the basis on which such reserves are carried, but excluding unearned premium reserves and reserves for unallocated loss adjustment expense, determined on a consolidated basis in accordance with Article 2.1(d)(iv), plus (b) Unearned IBNR, in each case, calculated in accordance with GAAP and generally accepted actuarial principles on a basis consistent with the methodologies, assumptions and segmentation used in the Reference Reserve Report and in calculating the Valuation Date Reserves, consistently applied, and expressed in United States dollars at the exchange rates set forth on Schedule 1.
“Burdensome Condition” has the meaning set forth in Article 10.3(a).
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York, Richmond, Virginia or Hamilton, Bermuda are required or authorized by Applicable Law to be closed.
“Calculation Date” has the meaning set forth in Article 8.3(a).
“Ceding Companies” has the meaning set forth in the Preamble.
“Ceding Company” has the meaning set forth in the Preamble.
“Ceding Company Extra Contractual Obligations” means any Extra Contractual Obligations or XPL to the extent attributable to an act, error or omission of a Ceding Company or its Affiliates (or any Person acting on their behalf) that constitutes fraud, bad faith or willful misconduct, other than any such act, error or omission (a) taken with the written consent of the Reinsurer after informed consultation in which the applicable Ceding Company disclosed all material facts and information to the Reinsurer; provided that the Reinsurer’s awareness of or consultation in regard to a Claim payment, settlement or reserve movement under the Claims Protocol or otherwise shall not of itself constitute sufficient informed consultation or consent by the Reinsurer, or (b) required by Applicable Law or any Governmental Authority.

“Certified Reinsurer” means, with respect to any U.S. Ceding Company, an assuming insurer that has been certified as a reinsurer by the insurance regulatory authority of such U.S. Ceding Company’s jurisdiction of domicile (including by recognition of such assuming insurer’s certification in another jurisdiction), and that satisfies all of the conditions under the Credit for Reinsurance Applicable Law of such jurisdiction for such U.S. Ceding Company to be allowed Credit for Reinsurance upon the posting of collateral in the reduced amount applicable to such assuming insurer’s certified rating.
“Claim” or “Claims” means any monetary demand, obligation, suit, occurrence (as defined in the applicable Reinsured Policy), loss (as defined in the applicable Reinsured Policy) or settlement, actual or alleged, arising out of or in connection with the Reinsured Policies (including, for the avoidance of doubt, any extra contractual obligations or excess of policy limits liability for which a Ceding Company is liable to an underlying reinsured under the terms of any Reinsured Policy assumed by such Ceding Company from such underlying reinsured).
“Claims Consultation Committee” has the meaning set forth in Article 4.1(f).
“Claims Protocol” means the claims notification, consultation and reporting protocols set forth in Schedule 2.
“Closing” has the meaning set forth in Article 3.3.
“Closing Date” has the meaning set forth in Article 3.3.
“Closing Payment Amount” has the meaning set forth in Article 3.1(a).
“Closing Statement” has the meaning set forth in Article 3.2.
“Collateral Adjustment Event” has the meaning set forth in Article 8.4(a).
“Collateral Failure Event” has the meaning set forth in Article 8.4(a)(v).
“Communication” has the meaning set forth in Article 16.16(b).
“Commutation Amount” has the meaning set forth in Article 6.3.
“Confidential Information” has the meaning set forth in Article 16.2(d).
“Covered Losses” means all Ultimate Net Loss actually paid by or on behalf of a Ceding Company in respect of the Subject Business to the extent the obligation to pay such Ultimate Net Loss arose on or after the Effective Date, as evidenced by the recording thereof on or after the Effective Date in the applicable Ceding Company’s claims or accounting systems; provided that Covered Losses shall not include (i) any Taxes imposed on or payable by or on behalf of any Ceding Company (other than liabilities of a Ceding Company pursuant to the express terms of the Reinsured Policies) or (ii) any Ceding Company Extra Contractual Obligations.
“Covered Reserves” means, as of any date of determination, the nominal amount of the expected Covered Losses to be borne by the Reinsurer hereunder, being the excess, if any, of the aggregate Applicable Reserves as of such date over the Unexhausted Retention as of such date, but in no event exceeding the Remaining Aggregate Limit as of such date.
“Credit for Reinsurance” means, with respect to any Ceding Company, full financial statement credit and regulatory credit for the reinsurance ceded by such Ceding Company hereunder under the Applicable Law of its jurisdiction of domicile.
“Damages” has the meaning set forth in Article 13.1.
“Data Protection Law” has the meaning set forth in Article 16.16(a).
“Disclosing Party” has the meaning set forth in Article 16.2(b).
“Disclosure Schedule” means the disclosure schedule delivered by the Ceding Companies to the Reinsurer and attached hereto as Schedule 3.
“Discount Rate” means the annual spot rate on the Bermuda Monetary Authority corporate spot rate curve most recently published as of the applicable Calculation Date for the tenor corresponding to the mean term of the expected payment pattern of the Covered Reserves (interpolated linearly where necessary), plus fifty (50) basis points (or, if such curve ceases to be published, such successor curve as the Parties shall agree or, failing such agreement, as determined by the Independent Actuary), which expected payment pattern shall be determined by the Ceding Companies quarterly using a payment pattern methodology consistent with the Reference Reserve Report and shall be subject to review and challenge by the Reinsurer pursuant to Article 8.3(a).
“Discounted Reserves” means, as of any Calculation Date, the present value, determined using the Discount Rate, of the Covered Reserves as of such date.
“Effective Date” means 12:01 a.m., Eastern Time, on April 1, 2026, being the date immediately following the Valuation Date.
“EIC” has the meaning set forth in the Preamble.
“Eligible Assets” means cash and investments of the types permitted under the Investment Guidelines and the Trust Agreement (and any Separate Trust Agreement), and otherwise satisfying all requirements of the Trust Agreement (and any Separate Trust Agreement) applicable to assets held thereunder; provided that Eligible Assets deposited in any Separate Trust Account, or otherwise posted pursuant to Article 8.4(c) or Article 8.4(e), shall also satisfy the trust-asset requirements of the Credit for Reinsurance Applicable Law of the jurisdiction of domicile of the applicable U.S. Ceding Company.
“Enforcement Event” has the meaning set forth in Article 8.4(a)(viii).
“Enhanced Consultation Trigger” has the meaning set forth in the Claims Protocol.
“EU GDPR” has the meaning set forth in Article 16.16(a).
“EU SCCs” has the meaning set forth in Article 16.16(a).

“Excluded Liabilities” has the meaning set forth in Article 2.6.
“Extra Contractual Obligations” means those liabilities of a Ceding Company or its Affiliates arising out of or relating to the Reinsured Policies, other than those arising under and within the express terms and limits of the Reinsured Policies, whether to policyholders, cedants, claimants, Governmental Authorities or any other Person, including punitive, exemplary, compensatory, consequential, special, statutory or regulatory damages and fines, penalties, forfeitures or similar charges of a penal or disciplinary nature, which arise from or relate to the marketing, underwriting, production, sale, issuance, cancellation, termination, novation or administration of the Reinsured Policies, or the investigation, defense, trial, settlement or handling of any Claim under or in respect of the Reinsured Policies (whether the applicable Reinsured Policy is a policy of insurance or a contract of reinsurance or retrocession, and including any such liability of a Ceding Company to a ceding insurer or reinsured under a Reinsured Policy that is a contract of reinsurance or retrocession); such liabilities and related expenses arising because of, but not limited to, the following: failure to settle within the limits of liability of the applicable Reinsured Policy, by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement; in the preparation of the defense; in the trial of any action against the insured or reinsured; in the preparation or prosecution of an appeal consequent to such action; violation of unfair or deceptive trade practices regulation or legislation; or in the wrongful denial of a Ceding Company’s duty to defend under a Reinsured Policy.
“FATCA” has the meaning set forth in Article 15.2.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“GDPR” has the meaning set forth in Article 16.16(a).
“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether United States federal, state, provincial, local or non-United States and including any regulatory authority which may be partly or wholly autonomous.
“Independent Accountant” has the meaning set forth in Article 8.3(a).
“Independent Actuary” has the meaning set forth in Article 8.3(a).
“Intercompany Reinsurance Agreements” means the reinsurance agreements among the Ceding Companies and their Affiliates pursuant to which any Ceding Company provides reinsurance protection on Subject Business of any other Ceding Company or any of their Affiliates, in each case as in effect on the date hereof, including the Affiliate Cedant Reinsurance Agreements. For the avoidance of doubt, no amendment of any Intercompany Reinsurance Agreement, and no new intercompany or intra-group reinsurance or cession, entered into or effected after the date hereof shall increase the liability of the Reinsurer hereunder without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any new intercompany reinsurance agreements, or any amendments to the intercompany reinsurance arrangements, in each case, entered into solely as necessary to effect the 100% cession of the relevant Subject Business from the Affiliate Cedants to MBL shall not require the consent of the Reinsurer and shall be deemed added to Schedule 12 after they have been entered into.
“Investment Guidelines” means the investment guidelines attached hereto as Exhibit C, as the same may be amended from time to time by the mutual written agreement of the Reinsurer and the Ceding Companies.
“Knowledge” means, with respect to the Ceding Companies, the actual knowledge, after reasonable inquiry, of Brian Costanzo (CFO), Guenter Kryszon (Chief Underwriting Officer – US and Bermuda), Jamie Morris (Head of Ceded Reinsurance), Jennifer Caulder (Global Head of Reserving), Brett Myers (Chief Actuary – North America), Melisa Thompson (Managing Director, Professional Liability and Cyber Claims), and Kerry Conners (Managing Director, Reinsurance Claims).
“Letter of Credit” means a clean, irrevocable, unconditional and evergreen letter of credit, issued or confirmed by a financial institution listed on Schedule 4 attached hereto or any other financial institution approved by the applicable Ceding Companies, subject to the limits set forth in Article 8.6, and otherwise in form and substance reasonably acceptable to the applicable Ceding Company; provided that any Letter of Credit (i) posted pursuant to Article 8.4(c) or Article 8.4(e) or (ii) held for the benefit of any U.S. Ceding Company at any time the Reinsurer does not then qualify as a Reciprocal Jurisdiction Reinsurer in the jurisdiction of domicile of such U.S. Ceding Company, in the case of each of clause (i) and clause (ii), shall also be issued or confirmed by a qualified United States financial institution and shall satisfy the Credit for Reinsurance Applicable Law of the jurisdiction of domicile of the applicable U.S. Ceding Company.
“Lloyd’s” means the Society and Corporation of Lloyd’s, incorporated by the Lloyd’s Act 1871 (or their successors from time to time).
“MAIC” has the meaning set forth in the Preamble.
“Markel Parent” has the meaning set forth in the Preamble.
“Markel Representative” has the meaning set forth in Article 16.3.
“Market Value” means, with respect to any asset as of any date, the fair market value of such asset determined in accordance with the methodologies set forth on Schedule 5.
“MBL” has the meaning set forth in the Preamble.
“MGRC” has the meaning set forth in the Preamble.
“MIC” has the meaning set forth in the Preamble.
“MSI” has the meaning set forth in the Preamble.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Outside Date” has the meaning set forth in Article 6.5.
“Party” and “Parties” have the meanings set forth in the Preamble.
“Payment Default Event” has the meaning set forth in Article 8.4(a)(vi).
“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization or Governmental Authority.
“Ratings Cure Date” has the meaning set forth in Article 8.4(d).
“Ratings Event” has the meaning set forth in Article 8.4(a)(i).
“Recapture Trigger Event” means the occurrence of any of the following: (a) a Reinsurer Insolvency Event; (b) a Collateral Failure Event that has not been cured within thirty (30) days following written notice thereof from the Ceding Companies to the Reinsurer; (c) a Payment Default Event, but only where the applicable Ceding Company does not have access to sufficient Reinsurer’s Posted Collateral to pay or recover the amount owing; (d) an RJR Event with respect to which the Reinsurer has failed to comply with Article 8.4(c) or Article 8.4(e) within the period set forth therein; (e) a Reinsurer Transfer Event described in clause (A) or (B) of Article 8.4(a)(vii); or (f) any Governmental Authority of competent jurisdiction requires a Ceding Company to recapture the Subject Business or terminate this Agreement as a result of the Reinsurer’s failure to comply with ARTICLE 8 or the Reinsurer’s loss of any license or status required for such Ceding Company to obtain Credit for Reinsurance, which failure or loss cannot be remedied by the posting of additional collateral in accordance with Article 8.4. No amount that is the subject of a good-faith dispute pending resolution under Article 4.3, Article 8.3(a) or Article 16.9 shall give rise to a Recapture Trigger Event.
“Receiving Party” has the meaning set forth in Article 16.2(b).
“Reciprocal Jurisdiction Reinsurer” means, with respect to any U.S. Ceding Company, an assuming insurer that satisfies all of the conditions under the Credit for Reinsurance Applicable Law of such U.S. Ceding Company’s jurisdiction of domicile for such U.S. Ceding Company to be allowed Credit for Reinsurance without any requirement that such assuming insurer post collateral.
“Recoverables” has the meaning set forth in Article 9.2.
“Reference Reserve Report” means the reserve scoping document in respect of the Subject Business prepared by or on behalf of the Ceding Companies (version 2.4.1) as of March 31, 2026 reflecting the Valuation Date Reserves, as set forth on Schedule 9, a copy of which has been made available to the Reinsurer prior to the date hereof.
“Reinsurance Premium” means $2,370,000,000.
“Reinsured Extra Contractual Obligations” means all Extra Contractual Obligations and all XPL, in each case other than Ceding Company Extra Contractual Obligations.

“Reinsured Policies” means all policies, binders, certificates, treaties, contracts, slips and other agreements of insurance, reinsurance or retrocession (including any endorsements, riders or amendments thereto) issued, assumed, renewed or otherwise written by any Ceding Company that comprise the Subject Business.
“Reinsurer” has the meaning set forth in the Preamble.
“Reinsurer Insolvency Event” has the meaning set forth in Article 8.4(a)(iii).
“Reinsurer Regulatory Event” has the meaning set forth in Article 8.4(a)(iv).
“Reinsurer Transfer Event” has the meaning set forth in Article 8.4(a)(vii).
“Reinsurer’s Posted Collateral” has the meaning set forth in Article 8.1(b).
“Relevant Personal Data” has the meaning set forth in Article 16.16(a).
“Remaining Aggregate Limit” means, as of any date of determination, the Aggregate Limit minus the aggregate amount paid by the Reinsurer to the Ceding Companies hereunder in respect of Covered Losses through such date.
“Required Collateral Amount” means (a) as of any date prior to December 31, 2027 (other than any such date as of which an adjustment pursuant to Article 8.4(b) has taken effect in accordance with Article 8.4(d)), an amount equal to (i) the aggregate Market Value, as of the Business Day prior to the Closing Date, of the Transferring Assets deposited into the Trust Account pursuant to Article 3.1(a)(ii), minus (ii) the aggregate amount of all payments made by or on behalf of the Reinsurer to the Ceding Companies hereunder after the Closing (including by withdrawal from the Trust Account pursuant to Article 4.3 or Article 8.8(a) or by any draw on any Letter of Credit); provided that no decrease in the Market Value of the assets held in the Trust Account after the Closing shall require the Reinsurer to deposit additional Eligible Assets into the Trust Account or otherwise post additional collateral prior to December 31, 2027 (except as required by reason of the application of clause (b) following the effectiveness of an adjustment pursuant to Article 8.4(b)), and (b) as of each Calculation Date from and including December 31, 2027 and as of any other date as of which clause (a) does not apply, an amount equal to the lesser of (i) the Remaining Aggregate Limit as of such date and (ii) the Applicable Collateral Percentage of the Discounted Reserves as of such date (or, where Article 8.4(b)(i)(B) or Article 8.4(b)(ii) applies, the applicable percentage of the Covered Reserves as of such date) (it being understood that, as of any date that is not a Calculation Date, the Discounted Reserves and the Covered Reserves shall be determined as of the most recent Calculation Date). In no event shall the Required Collateral Amount, together with the aggregate amounts paid by the Reinsurer hereunder in respect of Covered Losses, exceed the Aggregate Limit. The Required Collateral Amount shall be allocated among the Ceding Companies as provided in Article 8.5.
“Retention” means $2,594,314,000. The Retention is a single aggregate retention applicable to all of the Ceding Companies collectively, and shall be eroded dollar for dollar by Covered Losses paid by or on behalf of any of the Ceding Companies on or after the Effective Date (including during the period from the Effective Date to the Closing Date), calculated on the same basis as Ultimate Net Loss is calculated under this Agreement.

“RJR Event” has the meaning set forth in Article 8.4(a)(ii).
“SCCs” has the meaning set forth in Article 16.16(a).
“Security Incident” has the meaning set forth in Article 16.16(c).
“Separate Trust Account” has the meaning set forth in Article 8.4(e).
“Separate Trust Agreement” has the meaning set forth in Article 8.4(e).
“Subject Business” means the insurance and reinsurance business of the Ceding Companies (and, to the extent provided in Article 2.1(d), the Affiliate Cedants) within the lines of business and reserving classes, and underwriting years, set forth on Exhibit A attached hereto, being business underwritten for underwriting years 2025 and prior (inclusive of exposures unearned as of the Valuation Date under policies in force on the Valuation Date) and such 2026 and 2027 underwriting year business as is specifically identified on Exhibit A, and comprising the business reflected in the Valuation Date Reserves; provided that Subject Business shall not include (a) any business incepting in the 2027 underwriting year other than as specifically identified on Exhibit A, (b) any business incepting in the 2026 underwriting year other than as specifically identified on Exhibit A or (c) any other line, class or business not reflected in the Reference Reserve Report, in each case unless the Reinsurer has expressly agreed in writing to include such business (and any associated additional premium).
“Syndicate 3000” means the members of Lloyd’s syndicate 3000 as constituted from time to time.
“Tax” or “Taxes” means any and all United States federal, state, non-United States or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Term SOFR” means the Term SOFR Reference Rate, determined by the Ceding Companies, for a tenor of three months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable calendar quarter, as such rate is published by the Term SOFR Administrator for such Term SOFR Determination Day at 6:00 a.m. (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for three months has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for three months as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for three months was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR as so determined shall ever be less than zero percent (0%), then Term SOFR shall be deemed to be zero percent (0%). If the Term SOFR Administrator (or any successor administrator designated by the Ceding Companies) permanently or indefinitely ceases to publish the Term SOFR Reference Rate for a tenor of three months, or such rate is otherwise unavailable, then “Term SOFR” shall mean such comparable successor or replacement rate (including any applicable spread adjustment) as the Ceding Companies shall reasonably select, giving due consideration to any rate then recommended by the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York or any committee officially endorsed or convened by either of them for the purpose of recommending a replacement for the secured overnight financing rate, or, absent such recommendation, to then-prevailing market convention for similar U.S. dollar-denominated obligations.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate as reasonably designated by the Ceding Companies).
“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR.”
“Term SOFR Reference Rate” means the forward-looking term rate based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Third Party Reinsurance” means all reinsurance, retrocession or similar risk-transfer protection in respect of the Subject Business under agreements between any Ceding Company (or any of its Affiliates) (as cedant) and any Person other than an Affiliate of such Ceding Company (as reinsurer) in effect as of the Valuation Date, including all facultative, proportional and non-proportional reinsurance and the Ryan Re cession in respect of the Global Re Marine, Energy, Terrorism, Aviation and Whole Account business, each as set forth on Schedule 6, together with any renewals or replacements thereof (such agreements, the “Third Party Reinsurance Agreements”). Notwithstanding the foregoing or anything to the contrary in this Agreement, for purposes of determining Third Party Reinsurance Recoverables (and all amounts calculated by reference thereto, including Ultimate Net Loss, Covered Losses, Applicable Reserves and Covered Reserves), Third Party Reinsurance shall include the recoveries on the insurance (but not assumed reinsurance) business within the Subject Business as of the Valuation Date, with such amounts to be adjusted in respect of all movements (whether favorable or adverse) after the Valuation Date for accident years 2019 and later as if the reinsurance was a fifty percent (50%) quota share reinsurance. Such reinsurance shall be deemed in place, without regard to whether any amount is actually recoverable or collected thereunder.
“Third Party Reinsurance Recoverables” means all amounts recoverable by a Ceding Company (or any of its Affiliates) under Third Party Reinsurance in respect of Covered Losses, solely for purposes of determining Applicable Reserves, Covered Reserves and Unearned IBNR, whether or not billed or collected, including any amounts recoverable in connection with the recapture, commutation, termination or reduction of any Third Party Reinsurance after the Valuation Date, less any reinstatement premiums or other loss-triggered additional premiums actually paid by a Ceding Company (or any of its Affiliates) under Third Party Reinsurance, and excluding amounts attributable to any payment by a Ceding Company (or any of its Affiliates) that does not constitute a Covered Loss; provided that any amount that is uncollectible by reason of the insolvency or financial inability to pay of the applicable reinsurer under the Third Party Reinsurance (and not by reason of any commutation, amendment, settlement, waiver or failure to pursue recovery by a Ceding Company (or any of its Affiliates), other than with the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, conditioned or delayed) shall not be treated as recoverable. For all other purposes of this Agreement (including the determination of Ultimate Net Loss, Covered Losses, the Retention, the Unexhausted Retention and amounts payable under Article 4.3), Third Party Reinsurance Recoverables shall be taken into account only to the extent actually collected by the applicable Ceding Company (or its Affiliates) or deemed in place pursuant to the definition of Third Party Reinsurance.
“Transaction Agreements” means this Agreement, the Trust Agreement (including any Separate Trust Agreement) and each other agreement, exhibit, schedule or instrument delivered in connection herewith.
“Transferring Assets” means the assets listed on Schedule 7 hereto.
“Trust Account” means the trust account established pursuant to the Trust Agreement for the benefit of the Ceding Companies, as beneficiaries, under ARTICLE 8.
“Trust Agreement” means the trust agreement among the Ceding Companies (as beneficiaries), the Reinsurer (as grantor) and the Trustee, substantially in the form attached as Exhibit B, with such changes as the Parties shall agree acting reasonably and in good faith.
“Trustee” means the trustee under the Trust Agreement (or, as applicable, any Separate Trust Agreement), which shall be The Bank of New York Mellon or such other qualified United States financial institution as the Reinsurer and the Ceding Companies may mutually approve.
“UK Addendum” has the meaning set forth in Article 16.16(a).
“Ultimate Net Loss” means, without duplication, the sum of (i) all amounts actually paid by or on behalf of the Ceding Companies in settlement, satisfaction or discharge of Claims under the Reinsured Policies, (ii) ALAE, (iii) Reinsured Extra Contractual Obligations, (iv) ex gratia payments made with the prior written consent of the Reinsurer and (v) profit commissions in respect of the Mortgage Reinsurance Business pursuant to Article 2.9, in each case net of (x) Recoverables, (y) Third Party Reinsurance Recoverables (determined as provided in the definition thereof) actually collected or deemed in place pursuant to the definition of Third Party Reinsurance and (z) without duplication, (A) 75% of premium written by a Ceding Company on or after the Valuation Date in respect of the Subject Business (including renewal premiums), (B) 75% of additional, adjustment, reinstatement and other premium recorded on or after the Valuation Date in respect of the Subject Business, and any upward or downward adjustment to estimates of premium written prior to the Valuation Date to the extent it would reasonably be expected to impact an actuarial assessment of Covered Losses, and (C) any profit commission, sliding scale commission adjustment or no-claims bonus payable to or by a Ceding Company in respect of the Subject Business, solely to the extent reflective of a change, after the Valuation Date, in the expected ultimate net loss in respect of the applicable Reinsured Policies relative to the expected ultimate net loss reflected in the Valuation Date Reserves. Ultimate Net Loss shall exclude all Excluded Liabilities.

“Unearned IBNR” means, as of any date of determination and with respect to each Ceding Company, the unearned premium reserve carried by such Ceding Company in respect of the Subject Business, multiplied by the expected loss ratio reasonably selected by the Ceding Companies for the applicable class and underwriting year, net of Third Party Reinsurance Recoverables thereon.
“Unexhausted Retention” means, as of any date of determination, the greater of (a) zero and (b) the Retention minus the aggregate Covered Losses paid by the Ceding Companies through such date.
“U.S. Ceding Company” means each of MGRC, MIC, EIC and MAIC.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Valuation Date” means March 31, 2026.
“Valuation Date Reserves” means the net ultimate reserves of the Ceding Companies in respect of the Subject Business as of the Valuation Date, as set forth on Schedule 9 and determined on the basis of the Reference Reserve Report. The Parties acknowledge that the Ceding Companies determined that the Valuation Date Reserves were equal to $4,844,314,000 (including the $65,000,000 reserve increase on the Reinsurance Transaction Liability class, plus a $20,000,000 adjustment on the Reinsurance Directors & Officers class agreed between the Parties).
“XPL” means any liability of a Ceding Company or any of its Affiliates in excess of the limits of liability of a Reinsured Policy, including liability as a result of alleged or actual negligence, fraud or bad faith of the Ceding Company, any of its Affiliates or any third-party administrator acting on their behalf in failing to settle or rejecting a settlement within such limits of liability, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent to such action, and including any amount that such Ceding Company would have been contractually liable to pay had it not been for such limits of liability, together with any related legal costs and expenses (including any ALAE incurred in respect thereto).
ARTICLE 2

REINSURANCE CEDED
2.1    Reinsurance Coverage.
(a)    Subject to the terms and conditions of this Agreement, from and after the Closing, the Reinsurer shall pay to the Ceding Companies one hundred percent (100%) of Covered Losses in excess of the Retention, up to the Aggregate Limit. The Retention shall be accumulated by Covered Losses, applied in the order paid, across all Ceding Companies in the aggregate, and the Aggregate Limit shall be a single aggregate limit for all Ceding Companies combined. Nothing herein shall be construed to provide a separate retention or limit of liability for any Ceding Company, and the

Reinsurer’s rights and obligations under this Agreement are not impacted by any internal allocation of the Retention, the Aggregate Limit or any other amount among the Ceding Companies and their Affiliates. In no event shall the Reinsurer be required to make aggregate payments under this Agreement in respect of Covered Losses in excess of the Aggregate Limit. The Aggregate Limit shall be reduced by all amounts paid by the Reinsurer hereunder in respect of Covered Losses and shall not be reinstated. For the avoidance of doubt, and without limiting Exhibit A, no class of Subject Business is subject to any sublimit, per-event limit or per-claim limit hereunder.
(b)    The obligations of the Ceding Companies under this Agreement are several and not joint, and no Ceding Company shall have any liability for the obligations of any other Ceding Company. The rights and benefits of the Ceding Companies hereunder, including rights in respect of the Retention, the Aggregate Limit, the Reinsurance Premium, collateral and recoveries, shall be allocated among the Ceding Companies as determined by the Ceding Companies in their sole discretion; provided that no such allocation or reallocation (whether by reason of the Intercompany Reinsurance Agreements, any shared reinsurance apportionment arrangement or otherwise) shall increase, accelerate or otherwise alter the obligations of the Reinsurer hereunder. No act, omission, breach or alleged misconduct of, and no dispute involving, any Ceding Company shall affect the validity of the reinsurance provided hereunder to, or avoid, suspend, reduce, delay or impair the rights of, any other Ceding Company, and any dispute between the Reinsurer and one or more Ceding Companies shall be without prejudice to the rights of each other Ceding Company hereunder (including its rights to payment and in respect of the Reinsurer’s Posted Collateral), all of which shall remain in full force and effect. No dispute among the Ceding Companies regarding the allocation of rights or benefits among themselves shall increase, accelerate or otherwise alter or condition the Reinsurer’s aggregate obligations hereunder.
(c)    The reinsurance provided hereunder shall inure to the benefit of the Intercompany Reinsurance Agreements (other than the Affiliate Cedant Reinsurance Agreements), and nothing in this Agreement shall require any restructuring, novation or transfer of the Subject Business among the Ceding Companies or their Affiliates.
(d)    With respect to any Subject Business with respect to which a Ceding Company (an “Affiliate Assuming Ceding Company”) provides reinsurance protection to any of its Affiliates that is not a Ceding Company (including, in the case of MBL, Markel International Insurance Company Limited, Markel Insurance SE and Syndicate 3000, and, in the case of MAIC, Pinnacle National Insurance Company (formerly known as Alterra America Insurance Company)) pursuant to the Affiliate Cedant Reinsurance Agreements (such Affiliates, the “Affiliate Cedants”): (i) references in this Agreement to Reinsured Policies shall include the underlying policies, binders, treaties, contracts and other agreements of insurance and reinsurance issued, assumed or written by such Affiliate Cedants with respect to which the applicable Affiliate Assuming Ceding Company provides reinsurance protection, as well as the Affiliate Cedant Reinsurance Agreements under which such Affiliate Assuming Ceding Company provides reinsurance protection; (ii) references to the administration, claims-handling practices, policies and procedures, past practice, employees, adjusters, administrators, vendors, books and records and Third Party Reinsurance of an Affiliate Assuming Ceding Company shall include those of the applicable Affiliate Cedant; (iii) amounts recorded by an Affiliate Assuming Ceding Company as paid in respect of its obligations to the Affiliate Cedants under the Affiliate Cedant Reinsurance Agreements shall constitute amounts paid by such Affiliate Assuming

Ceding Company for purposes of the definitions of Covered Losses and Ultimate Net Loss; and (iv) for the avoidance of doubt, no loss, expense or other amount shall be taken into account more than once in determining Ultimate Net Loss, Covered Losses, Applicable Reserves, the Unexhausted Retention or the Remaining Aggregate Limit by reason of the same underlying loss being reflected both at the level of an Affiliate Cedant under the underlying Reinsured Policies and at the level of the applicable Affiliate Assuming Ceding Company under the Affiliate Cedant Reinsurance Agreements, and only the amounts recorded by such Affiliate Assuming Ceding Company as paid or reserved in respect thereof (and not the corresponding amounts paid or reserved by the Affiliate Cedants) shall be so taken into account.
2.2    Follow the Fortunes. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability for Covered Losses under this Agreement shall attach simultaneously with that of the Ceding Companies, and all reinsurance with respect to which the Reinsurer shall be liable shall be subject in all respects to the same risks, terms, rates, conditions, interpretations and waivers, and to the same modifications, alterations and cancellations, as the respective Reinsured Policies to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, in each and every case to which liability under this Agreement attaches, follow the fortunes and settlements of the Ceding Companies, and the Reinsurer shall be bound by all good faith payments and settlements of Claims entered into by or on behalf of, or that otherwise are binding on, the Ceding Companies, including payments involving coverage issues, compromises of disputed Claims and determinations as to whether claims or losses are required by Applicable Law or any Governmental Authority to be covered (or not to be excluded), and by all judgments, awards, settlements, compromises, adjustments and commutations in respect of the Subject Business, in each case regardless of whether any such payment, settlement, judgment, award, compromise, adjustment, commutation or determination is or may be contrary to the governing law of this Agreement. Without limiting the generality of the foregoing but subject to the terms and conditions of this Agreement, the Reinsurer shall follow the fortunes and settlements of the Ceding Companies with respect to, and the Reinsured Policies shall include for all purposes of this Agreement, (a) any special acceptance, endorsement, rider, extension, amendment or other modification of or under any Reinsured Policy that is (i) agreed to, issued or accepted by or on behalf of a Ceding Company or any of its Affiliates in good faith in the ordinary course of business consistent with past practice and with respect to which the Reinsurer will be appropriately compensated through a premium adjustment as contemplated in clause (z)(B) of the Ultimate Net Loss definition or (ii) required by Applicable Law or any Governmental Authority and (b) any renewal, extension or continuation of a Reinsured Policy that a Ceding Company or any of its Affiliates is required to issue or offer by Applicable Law, by any Governmental Authority or by the terms of such Reinsured Policy.
2.3    Contract Changes. The Reinsurer shall reinsure, as Covered Losses hereunder, losses resulting from any changes in the terms or conditions of any Reinsured Policy that are required by (i) Applicable Law or any Governmental Authority or (ii) that are made in good faith in the ordinary course of business consistent with past practice and with respect to which the Reinsurer will be appropriately compensated through a premium adjustment as contemplated in clause (z)(B) of the Ultimate Net Loss definition. No Ceding Company shall, and each shall cause its Affiliates not to, amend, waive or terminate the terms of the Reinsured Policies on a portfolio-wide basis (that is, any such amendment, waiver or termination that is applied to all or substantially all of the Reinsured

Policies within a class or line of business of the Subject Business, as distinguished from amendments, waivers or terminations of individual Reinsured Policies) without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed), except (i) as required by Applicable Law or (ii) as would not reasonably be expected to increase the exposure of such Ceding Company under the affected Reinsured Policies.
2.4    Territory. The reinsurance provided under this Agreement shall be coextensive with the territory of the Reinsured Policies.
2.5    Sanctions. The Reinsurer shall not be deemed to provide cover, and shall not be liable to pay any claim or provide any benefit hereunder, to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Reinsurer to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, the United Kingdom, the United States of America or Bermuda applicable to it. No Party shall be required to make any payment hereunder if and to the extent, and only for so long as, making such payment would violate Applicable Law. Any payment obligation suspended pursuant to this Article 2.5 shall not be extinguished, shall survive, and shall be paid promptly upon such payment ceasing to be so prohibited.
2.6    Exclusions. Covered Losses and the reinsurance under this Agreement shall not include, and Ultimate Net Loss shall not include, any of the following (collectively, “Excluded Liabilities”): (a) any sum paid prior to the Effective Date in settlement or payment of any liability or obligation arising from any of the Reinsured Policies, except as expressly contemplated by Article 2.9; (b) unallocated loss adjustment expenses and similar unallocated expenses, including salaries, benefits and expenses of any of the Ceding Companies’ (or any of their Affiliates’) employees and other overhead and office expenses, in each case other than to the extent constituting ALAE (including as provided in clause (g) of the definition thereof); (c) any Taxes imposed on or payable by or on behalf of any Ceding Company (except liabilities pursuant to the express terms of the Reinsured Policies), and any guaranty fund, insolvency fund, residual market or similar assessment; (d) any amounts payable under Third Party Reinsurance Agreements, except to the extent provided in the definition of Third Party Reinsurance Recoverables; (e) any ex gratia payments, regardless of amount, unless the Reinsurer has given its prior written consent thereto (it being understood that a good-faith settlement of a Claim in respect of which coverage is disputed shall not be treated as an ex gratia payment); (f) any Extra Contractual Obligations or XPL other than Reinsured Extra Contractual Obligations; provided that any Extra Contractual Obligations set forth on Schedule 3 shall be excluded; (g) subject to Article 2.8, any liability of any Ceding Company or Affiliate Cedant arising after it ceases to be an Affiliate of Markel Parent, and any liability of any Person that becomes an Affiliate of Markel Parent on or after the Effective Date; (h) any liability to the extent that, in the reasonable determination of the Ceding Companies made following consultation with the Reinsurer, the cession of such liability hereunder would cause a Ceding Company to breach any term or condition of, or otherwise reduce the amount recoverable under, any Third Party Reinsurance Agreement; (i) any liability in respect of any business that is not Subject Business; and (j) any liability under any policy, binder, treaty, contract or other agreement of insurance or reinsurance incepting, renewed or written after the Valuation Date, other than (x) 2026 and 2027 underwriting year business specifically identified as Subject Business on Exhibit A and (y) renewals that a Ceding Company is required to issue by Applicable Law or by the terms of a Reinsured Policy in force on the Valuation Date. Any amounts excluded pursuant to this Article 2.6 shall not erode the Retention.
2.7    Anti-Migration; Reinsurance of the Retention. The Ceding Companies may from time to time make amendments to reserving classes and shall inform the Reinsurer of any such changes in the next quarterly report delivered under Article 4.2(a), provided that no risks or losses recorded as of the Valuation Date in non-Subject Business reserving classes or lines shall be brought into Subject Business reserving classes or lines. Without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed), the Ceding Companies and their Affiliates shall retain the Retention net for their own account and shall not reinsure any portion of the Retention, other than by Third Party Reinsurance in place as of the Valuation Date. The Ceding Companies hereby grant the Reinsurer or its designated Affiliate a right of first offer with respect to any reinsurance they seek to acquire for all or any portion of their risk in respect of the Subject Business above the Aggregate Limit.
2.8    Transfers and Divestitures. No Ceding Company or Affiliate Cedant shall novate, reinsure or otherwise transfer (including by Part VII transfer, Lloyd’s reinsurance to close, merger, scheme of arrangement or divestiture) all or any portion of the Subject Business to any Person that is not a Ceding Company or an Affiliate of a Ceding Company without the prior written consent of the Reinsurer, not to be unreasonably withheld, conditioned or delayed. If any Ceding Company or Affiliate Cedant is expected to cease to be an Affiliate of Markel Parent, or any Subject Business is otherwise proposed to be transferred to a Person that is not a Ceding Company or an Affiliate of a Ceding Company, then the Ceding Companies may, prior to such cessation or transfer, elect to reinsure such Subject Business into a remaining Ceding Company, in which case it shall remain Subject Business administered in accordance with this Agreement.
2.9    Mortgage Reinsurance Profit Commissions. It is understood that the Valuation Date Reserves for the Mortgage Reinsurance business implicitly include an allowance for profit commissions payable by the Ceding Companies or their Affiliates. Profit commissions for this class will be covered under this contract as Ultimate Net Loss to the extent that they are recognized within a Ceding Company’s profit and loss account. This includes profit commissions (a) that have been paid prior to the Valuation Date on deals that have not terminated, commuted or naturally run off as of the Valuation Date, which are included in Schedule 10, and (b) paid after the Valuation Date. Profit commissions will only be included within Ultimate Net Loss when the terms of the underlying mortgage reinsurance business consider all liabilities as final, through termination, commutation or natural run-off. Notwithstanding the foregoing, the contribution of profit commissions from any individual contract to Ultimate Net Loss may not exceed either (x) the maximum profit commission payable under such contract, less the amount recognized by a Ceding Company through its income statement prior to the Valuation Date, or (y) the ITD IBNR value shown for such contract within Schedule 10.

ARTICLE 3

REINSURANCE CONSIDERATION; INITIAL TRUST FUNDING; CLOSING
3.1    Reinsurance Premium; Initial Trust Funding.
(a)    As consideration for the reinsurance provided hereunder, at the Closing, the Ceding Companies shall pay to the Reinsurer (A) the Reinsurance Premium, minus (B) an amount equal to one hundred percent (100%) of the United States federal excise tax applicable to the Reinsurance Premium, minus (C) the aggregate amount, if any, of Covered Losses in excess of the Retention paid by the Ceding Companies from the Effective Date through the date specified in the Closing Statement (the net amount of (A) - (B) - (C), the “Closing Payment Amount”), which payment shall be satisfied by the transfer of the Transferring Assets, including any interest, dividends or other earnings on the Transferring Assets between the date hereof and the Closing, as follows: (i) Transferring Assets, listed on Schedule 7 hereof, with an aggregate Market Value of $403,700,000 as of the date hereof (along with any such interest, dividends or other earnings, as noted above) and cash in the amount of $96,300,000 shall be transferred to the Reinsurer absolutely and free of any trust, lien, charge or other encumbrance (and such assets shall not constitute Reinsurer’s Posted Collateral), and (ii) the balance of the Transferring Assets shall be deposited directly into the Trust Account to secure the obligations of the Reinsurer to the Ceding Companies under this Agreement (with the allocation thereof among the Ceding Companies, for purposes of Article 8.5, as set forth in the Closing Statement). The payment in full of the Closing Payment Amount to the Reinsurer is a condition precedent to the inception of the obligations of the Reinsurer under this Agreement. Brokerage and all fees of any intermediary are for the account of the Ceding Companies and shall not be deducted from the Reinsurance Premium.
(b)    All interest, dividends, accretion, realized and unrealized gains and losses and other economic benefits and burdens in respect of the Transferring Assets between the date hereof and the Closing shall be for the account of the Reinsurer and shall be reflected in the balance transferred to the Trust Account pursuant to Article 3.1(a)(ii). The Ceding Companies shall not sell, substitute, pledge, lend or otherwise dispose of any Transferring Asset between the date hereof and the Closing Date without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed). To the extent any Transferring Assets mature, are called or otherwise required to be sold or disposed of prior to the Closing, the related proceeds shall be held in cash unless otherwise instructed in writing by the Reinsurer. The transfer of Transferring Assets shall not give rise to any withholding, stamp or transfer Tax for the account of the Reinsurer.
(c)    In the event the Closing Payment Amount is less than the Reinsurance Premium, the Reinsurer shall reasonably designate Transferring Assets having a Market Value equal to such difference as of the Business Day prior to the Closing Date that will be retained by the Ceding Companies in lieu of being deposited into the Trust Account.
3.2    Closing Statement. Not later than five (5) Business Days prior to the anticipated Closing Date, the Ceding Companies shall deliver to the Reinsurer a statement (the “Closing Statement”) setting forth in reasonable detail: (i) the Closing Payment Amount and each component thereof; (ii) Covered Losses paid from the Effective Date through the date specified therein (which shall be the last day of the calendar month most recently ended prior to the date of delivery of the Closing Statement) and the resulting Unexhausted Retention; and (iii) the allocation of the Closing Payment Amount among the Ceding Companies for purposes of Article 8.5. Any Covered Losses paid, and any Recoverables or Third Party Reinsurance Recoverables received, by or on behalf of the Ceding Companies after the date specified in the Closing Statement and prior to the Closing shall be reflected in the first quarterly report delivered pursuant to Article 4.2(a) and settled in accordance with Article 4.3.
3.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and funds no later than on the last Business Day of the month in which the conditions set forth in ARTICLE 12 were satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), or at such other time and place as the Parties may agree in writing (the date on which the Closing occurs, the “Closing Date”). If and when the Closing is effected, the reinsurance provided hereunder and the Parties’ related rights and obligations under this Agreement shall commence on the Closing Date but shall be effective as of the Effective Date.
ARTICLE 4

ADMINISTRATION AND REPORTS
4.1    Administration.
(a)    The Subject Business and the Third Party Reinsurance Agreements shall be administered by the Ceding Companies (or, with respect to the Subject Business and Third Party Reinsurance Agreements of any Affiliate of a Ceding Company, by such Affiliate), in each case directly or through one or more of their Affiliates (including any affiliated service company) or, subject to Article 4.1(d), third-party administrators. From and after the date hereof and through the termination of this Agreement, each Ceding Company shall administer, or cause to be administered, the Subject Business and the Third Party Reinsurance Agreements (i) in good faith, (ii) in compliance with Applicable Law, (iii) consistent with sound administrative practices consistently applied, (iv) with no less skill and diligence than applied by such Ceding Company in the twelve (12) months prior to the Valuation Date, (v) in a manner no less favorable to the Subject Business than the manner in which the Ceding Companies handle their business that is not reinsured hereunder and (vi) as though this Agreement had not been entered into. For so long as there remain open Claims in respect of the Subject Business, the Ceding Companies shall maintain claims handling resources for the Subject Business in a manner that the Ceding Companies reasonably and in good faith believe is consistent with their existing claims management practices (taking into account claim volumes, caseloads and service requirements).
(b)    The Ceding Companies shall retain day-to-day responsibility with respect to the investigation, adjustment, defense, settlement, payment, compromise, commutation and other handling and resolution of Claims, the Subject Business and Third Party Reinsurance Agreements, subject to the terms of this Agreement and to the notification, consultation and reporting procedures set forth in the Claims Protocol, with which the Ceding Companies shall comply. For the avoidance of doubt, as between the Parties, all decisions with respect to the investigation, adjustment, defense, settlement, payment, compromise and other handling and resolution of Claims, the establishment and modification of case reserves and reserving practices, the selection and instruction of counsel, experts and adjusters, all coverage determinations and the administration of the Subject Business and Third Party Reinsurance Agreements shall be made by the applicable Ceding Company in its discretion, subject to the terms of this Agreement and the Claims Protocol. Notwithstanding the foregoing, the Ceding Companies shall not, and shall cause their Affiliates not to, commute, buy back, release or otherwise extinguish, in whole or in part, any Reinsured Policy, any Third Party Reinsurance Agreement or any right of recovery under any Third Party Reinsurance Agreement, in each case without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed); provided that no such consent shall be required for any such commutation, buy-back, release or extinguishment (i) that a Ceding Company is required to effect under the express terms of the applicable Reinsured Policy or Third Party Reinsurance Agreement as in effect on the Valuation Date (without any exercise of discretion by such Ceding Company), or that is subject to an agreed formula set forth therein (including pursuant to early termination provisions in the reinsurance mortgage business), or by Applicable Law or order of a Governmental Authority, (ii) in respect of which each of the consideration paid, received or released, or the Third Party Reinsurance Recoverables extinguished, is less than $1,000,000, aggregating all transactions with the same counterparty and its Affiliates and all transactions forming part of a related series, or (iii) that was agreed by a Ceding Company (or any of its Affiliates) prior to the date hereof. Prior to finalizing any commutation, buy-back, release or extinguishment that does not require the consent of the Reinsurer pursuant to the foregoing, the Ceding Companies shall advise the Reinsurer in writing of the proposed terms thereof, it being understood that the Reinsurer shall have no consent right with respect thereto and that any inadvertent failure to so advise the Reinsurer shall not affect the Reinsurer’s obligations hereunder in respect of such commutation, buy-back, release or extinguishment, provided that the Ceding Companies advise the Reinsurer promptly upon discovery of such failure. The Ceding Companies shall be responsive to, and shall consider reasonably and in good faith, any proposals or recommendations for commutations of Reinsured Policies or Third Party Reinsurance Agreements made by the Reinsurer. The Ceding Companies shall not, and shall cause their Affiliates not to, make any ex gratia payment in respect of the Subject Business for which recovery is sought hereunder (including by erosion of the Retention) other than with the prior written consent of the Reinsurer. With respect to any Third Party Reinsurance Agreement that also covers business that is not Subject Business, the Ceding Companies shall not, and shall cause their Affiliates not to, take any action that operates so as to terminate or reduce coverage thereunder without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed) and the allocation of such reinsurance shall be presented, discussed and approved by the Claims Consultation Committee, acting reasonably. Further, any proposals regarding the allocation of losses between the Ceding Companies and any of their Affiliates and Ryan Re and Nationwide, as identified on Schedule 6. shall be presented, discussed and approved by the Claims Consultation Committee, acting reasonably. Without limiting the foregoing, the Ceding Companies shall give the notices of proposed Claim payments as set forth in the Claims Protocol for the Reinsurer’s review and comment, which the applicable Ceding Company shall consider reasonably and in good faith; provided that all settlement and payment decisions with respect to any Claim that is the subject of such a notice shall remain in the sole control of the applicable Ceding Company, subject to this Agreement and the Claims Protocol.
(c)    The Ceding Companies shall use their commercially reasonable efforts to pursue all Third Party Reinsurance Recoverables and other Recoverables in respect of the Subject Business and shall exercise the same skill, care and diligence in pursuing them as if such amounts were for the sole account of the Ceding Companies without taking into account the reinsurance ceded hereunder.
(d)    The Ceding Companies shall notify the Reinsurer in advance of, and consult with the Reinsurer in good faith regarding, any proposed engagement of a third-party administrator to administer all or any material portion of the Subject Business or the Third Party Reinsurance Agreements and the Ceding Companies hereby grant to the Reinsurer or its designated Affiliate a right of first offer to administer any such insurance business prior to any Ceding Company retaining a third-party administrator. The Ceding Companies shall use their commercially reasonable efforts to cause any third-party administrator to comply with the standards, reporting, audit and consultation requirements of this Agreement and the Claims Protocol. The Reinsurer shall have the option, at its own expense and subject to the agreement of the applicable brokers and cedants, to participate in any audit by a Ceding Company of its cedants.
(e)    In calculating and maintaining the Applicable Reserves, each Ceding Company shall comply with Applicable Law, GAAP and generally accepted actuarial standards, applied in a manner consistent with past practice and the Reference Reserve Report, and shall perform such calculation in good faith. Data relating to the Subject Business maintained by the Ceding Companies shall be segmented in a manner consistent with how it is maintained as of the Valuation Date.
(f)    Pursuant to the Claims Protocol, the Parties shall establish a claims consultation committee (the “Claims Consultation Committee”) which shall be constituted, meet and operate as set forth in the Claims Protocol. For the duration of this Agreement, the Reinsurer shall have the claims system access and the information rights set forth in the Claims Protocol.
(g)    The Ceding Companies shall give the Reinsurer prompt notice of any litigation, arbitration, coverage action or regulatory proceeding relating to the Subject Business in which the amount in controversy equals or exceeds $1,000,000 or that would reasonably be expected to materially affect the Reinsurer, and the Reinsurer shall have the right, at its own expense, to associate in the defense of any such matter (it being understood that the applicable Ceding Company shall retain sole authority over the defense, settlement and resolution of any such matter, subject to the terms of this Agreement and the Claims Protocol).
(h)    If, as of any Calculation Date, the Enhanced Consultation Trigger has been reached, then, from and after such date, the enhanced claims consultation procedures set forth in the Claims Protocol shall apply.
4.2    Reports.
(a)    Within sixty (60) days following the end of each calendar quarter (and concurrently with the funding report delivered pursuant to Article 8.3(a)), the Ceding Companies shall deliver to the Reinsurer a report, in a form to be agreed by the Parties in good faith, setting forth on an aggregate, as applicable, per-class basis, at a minimum: (i) gross and net paid Covered Losses during such quarter and inception-to-date; (ii) gross and net case reserves and IBNR reserves, including Unearned IBNR; (iii) Recoverables and Third Party Reinsurance Recoverables, including outwards collections and aged outwards balances (identifying, by reinsurer, all balances outstanding for more than ninety (90) days and all balances subject to dispute); (iv) the Unexhausted Retention and, once the Retention has been exhausted, Covered Losses in excess of the Retention and amounts due from the Reinsurer; (v) Applicable Reserves; (vi) any amounts withdrawn from the Trust Account or drawn on any Letter of Credit; (vii) the Remaining Aggregate Limit, both before and after giving effect to the payment of the amounts due from the Reinsurer; (viii) support for the mutually agreed allocation calculations to determine reinsurance recoveries for Subject Business only, with respect to any Third Party Reinsurance that also covers business that is not Subject Business; and (ix) the large loss reports, claims movement reports and watchlists prepared by the Ceding Companies in the ordinary course of business. The Ceding Companies shall also deliver (A) semi-annual paid and incurred, gross and net, loss development triangles by accident year or underwriting year as applicable, by class as of June 30 and December 31, and (B) such other information as the Parties may reasonably agree. Nothing in this Article 4.2(a) shall require any Ceding Company to prepare any report or information that is not prepared by it in the ordinary course of business (other than as required by Article 4.2(b) and the Claims Protocol); provided that the Ceding Companies shall consider in good faith any reasonable request by the Reinsurer for additional information relating to the Subject Business.
(b)    In addition to the quarterly reports, the Ceding Companies shall deliver the monthly and other claims notifications and reporting as set forth in the Claims Protocol.
(c)    The Reinsurer shall deliver to the Ceding Companies (i) within the earlier of (A) one hundred twenty (120) days following the end of each fiscal year and (B) ten (10) Business Days following the submission thereof to the Bermuda Monetary Authority, its audited annual statutory financial statements, (ii) within the earlier of (A) sixty (60) days following the end of each fiscal quarter and (B) ten (10) Business Days following the submission thereof to the Bermuda Monetary Authority, its unaudited quarterly statutory financial statements, (iii) promptly following the filing thereof with the insurance regulatory authority of its jurisdiction of domicile, copies of its Bermuda Solvency Capital Requirement returns and any other capital, solvency or financial condition reports so filed with respect to the Reinsurer’s fiscal year end, and (iv) within ten (10) Business Days following the end of each calendar month, a statement of the Market Value of the Eligible Assets held in the Trust Account (and any Separate Trust Account) as of such month-end (provided that no such statement shall be required in respect of any month-end for which the Ceding Companies have direct online or other electronic access through the Trustee to equivalent month-end statements of the Trust Account and any Separate Trust Account), together with, in all cases, such supporting detail as the Ceding Companies may reasonably request.
(d)    Without limiting Article 8.4(g), the Reinsurer shall (i) upon the reasonable request of the Ceding Companies from time to time, deliver to the Ceding Companies such additional information and reports regarding the Reinsurer’s financial condition and the Eligible Assets held in the Trust Account (and any Separate Trust Account) as the Ceding Companies may reasonably request, and make appropriate officers of the Reinsurer reasonably available to discuss any of the foregoing with the Ceding Companies, and (ii) notify the Ceding Companies promptly, and in any event within ten (10) Business Days, after the Reinsurer receives any written notice, inquiry, order or other communication from any Governmental Authority that would reasonably be expected to have a material adverse effect on the Reinsurer’s financial condition, on the Reinsurer’s ability to perform its obligations under the Transaction Agreements or on any Ceding Company’s Credit for Reinsurance.

4.3    Remittances. Amounts shown as due from the Reinsurer in any quarterly report delivered by the Ceding Companies shall be paid by the Reinsurer within thirty (30) days following the Reinsurer’s receipt of such report. Amounts due to the Reinsurer in respect of Recoverables or Third Party Reinsurance Recoverables (in each case, to the extent actually collected) shall be netted against amounts due from the Reinsurer or, where no amount is due from the Reinsurer, paid to the Reinsurer within thirty (30) days following delivery of the applicable quarterly report. If the Reinsurer disputes in good faith any amount shown as due from it in any quarterly report, then the Reinsurer shall deliver to the Ceding Companies, within twenty (20) Business Days following its receipt of such report, written notice specifying each disputed item and the basis for such dispute in reasonable detail, and shall pay all undisputed amounts (including the undisputed portion of any partially disputed item) when due. The assertion or pendency of any dispute shall not suspend, delay, condition or reduce the Reinsurer’s obligation to pay undisputed amounts or any of its collateral funding, reporting or other obligations hereunder. Any amount not paid when due by any Party (including any disputed amount that is finally determined to have been payable) shall bear interest at a rate per annum equal to Term SOFR plus 50 basis points, payable by the debtor Party; provided that no interest shall accrue on any disputed amount that is finally determined in favor of the paying Party. All amounts payable by the Reinsurer hereunder shall be paid directly to the applicable Ceding Company as set forth in such report (or, where this Agreement so provides, into the Trust Account or the applicable Separate Trust Account). The Reinsurer may elect to satisfy any amount due from it hereunder, in the first instance, by directing the Trustee to pay such amount in cash from the Trust Account or Separate Trust Account, as applicable, and any such payment shall discharge the Reinsurer’s obligations to the extent of the amount so paid. No payment to any broker, intermediary or other Person shall discharge the Reinsurer’s obligations hereunder unless and until actually received by the applicable Ceding Company (or the Trust Account or Separate Trust Account, as applicable). If any undisputed amount due from the Reinsurer remains unpaid ten (10) Business Days after written notice of nonpayment, the applicable Ceding Company may withdraw such amount from the Trust Account in accordance with ARTICLE 8.
4.4    No Limitation. Except as expressly set forth in this Agreement, no report, notice, audit or inspection right, and no failure of any of the foregoing, shall limit, condition or delay the Reinsurer’s obligations under this Agreement.
ARTICLE 5

BOOKS AND RECORDS
5.1    Access to Books and Records.
(a)    From time to time, the Ceding Companies shall (i) allow the Reinsurer and its designees, at the Reinsurer’s sole cost and expense, upon at least fifteen (15) Business Days’ prior written notice and during normal business hours and subject to the rules applicable to visitors at the applicable Ceding Company’s offices generally, and whether in person, virtually or by remote system access, the right to examine, audit and make copies, not more frequently than twice in any twelve-month period so long as the Reinsurer is not in material breach of this Agreement, of the books and records of the Ceding Companies and any of their Affiliates relating to the Subject Business (including administrative records, claim records, contract files, reinsurance records (including Third Party Reinsurance files), underwriting records, accounting records and actuarial reports, analyses and memoranda, claims files and data maintained in the ERMS and Eclipse systems or successor systems), and records of audits of cedants, with the selection of files for audit to be made by the Reinsurer, and (ii) allow the Reinsurer and its designees to interview representatives of the Ceding Companies or any of their Affiliates and any third-party administrator, in each case, for any reasonable business purpose relating to this Agreement, including the Reinsured Policies and Covered Losses, the Reinsurer’s preparation of regulatory and statutory filings and financial statements and rating agency processes, in each case, subject to the confidentiality provisions set forth in Article 16.2. Access to such representatives, books and records and other information shall not unreasonably interfere with the business operations of the Ceding Companies or their Affiliates, and shall otherwise be effectuated in a reasonable manner, giving effect to the size and scope of this transaction. The Parties acknowledge that they share a common interest with respect to any privileged matters set forth in the books and records of the Ceding Companies, and that the disclosure of Claims-related information to the Reinsurer in the ordinary course of a reinsurer-reinsured relationship shall not be deemed to jeopardize any attorney-client privilege.
(b)    Notwithstanding any other provision of this Agreement to the contrary, no Ceding Company shall be obligated to provide access to any books and records, representatives or other information if such Ceding Company determines, in its reasonable judgment, that doing so would jeopardize any legal privilege or work-product protection, violate any Applicable Law or contractual confidentiality obligation, provided that in any such case the Parties shall cooperate in good faith (including by entering into a common interest agreement or a confidentiality agreement) to provide the Reinsurer with access to such information in a manner that preserves such privilege or protection or avoids such violation.
(c)    Books and records maintained by or on behalf of any Ceding Company in electronic form in the ordinary course of business shall constitute valid books and records for all purposes of this Agreement. No Ceding Company shall be required to create any book or record, or to retain any book or record in a form, not maintained in the ordinary course of business; provided that any modification of the systems, vendors or data architecture used to maintain such books and records shall not constitute a breach of this Agreement so long as the information relating to the Subject Business reasonably required for the Reinsurer’s purposes under this Article 5.1 remains reasonably available.
ARTICLE 6

DURATION; COMMUTATION; TERMINATION
6.1    Duration. This Agreement shall become effective and binding upon the Parties upon its execution and delivery; provided that the reinsurance provided hereunder (and the Parties’ related payment, collateral and reporting obligations) shall commence, upon the occurrence of the Closing, as of the Effective Date. This Agreement shall remain in force until the earliest of: (a) the exhaustion of the Aggregate Limit; (b) the date on which no liability remains under any Reinsured Policy and all amounts due hereunder have been paid; (c) a commutation of this Agreement in its entirety pursuant to Article 6.3; and (d) termination pursuant to Article 6.4 or Article 6.5.

6.2    Effect of Termination. Upon termination of this Agreement at any time after the Closing Date, the Reinsurer shall remain liable for all obligations accrued through the effective date of termination, and the provisions of ARTICLE 1, this ARTICLE 6, ARTICLE 7, ARTICLE 8 (until collateral is released in accordance therewith), ARTICLE 9, ARTICLE 13, ARTICLE 15 and ARTICLE 16 shall survive. Following any commutation or termination of this Agreement, the Ceding Companies shall promptly remit to the Reinsurer, on an as-collected basis, all salvage, subrogation and other recoveries (including Third Party Reinsurance Recoverables) attributable to Covered Losses paid by the Reinsurer and not reflected in the Commutation Amount, and, upon payment of any Commutation Amount or, in the case of any other termination, of all amounts then due to the Ceding Companies hereunder, all remaining assets held in the Trust Account and any Separate Trust Account shall be released to the Reinsurer and all outstanding Letters of Credit shall be returned to the Reinsurer for cancellation. Payment of a Commutation Amount shall constitute a full and final release of the Reinsurer’s and the Ceding Companies’ obligations hereunder, except for the provisions expressly surviving under this Article 6.2.
6.3    Commutation. The Reinsurer and the Ceding Companies may commute this Agreement, in whole or in part, at any time by mutual written agreement. In addition, following the occurrence and during the continuance of a Recapture Trigger Event, the Ceding Companies shall have the right (but not the obligation), exercisable by written notice to the Reinsurer, to commute this Agreement in whole, with the commutation amount (the “Commutation Amount”) payable by the Reinsurer being equal to the lesser of (i) the net present value of the Reinsurer’s remaining liability hereunder, determined using a discount rate equal to the duration-matched risk-free rate as of the commutation date (but not less than zero) applied to the expected annual cash flows relating to the Covered Reserves, less any amounts then due and payable by the Ceding Companies to the Reinsurer hereunder, and (ii) the Remaining Aggregate Limit. The payment of the Commutation Amount shall be satisfied by the transfer of cash or other Eligible Assets reasonably acceptable to the Ceding Companies by the Reinsurer to the applicable Ceding Company or by the withdrawal by such Ceding Company of assets from the Trust Account (and any Separate Trust Account) having an aggregate Market Value equal to the Commutation Amount. Any dispute as to the Commutation Amount shall be resolved by the Independent Actuary in accordance with the procedures set forth in Article 8.3(a), and the Independent Actuary shall not determine a Commutation Amount outside the range of the amounts proposed by the Parties.
6.4    Termination Prior to Closing. At any time prior to the Closing, (a) either the Ceding Companies or the Reinsurer may terminate this Agreement by written notice to the other if the other (or, in the case of the Ceding Companies, any Ceding Company) has breached any of its representations, warranties, covenants or obligations hereunder such that the conditions set forth in Article 12.1(a) or Article 12.1(b) or Article 12.2(a) or Article 12.2(b), as applicable, would not be satisfied, and such breach is not cured within thirty (30) days following written notice thereof (or, if earlier, by the Outside Date); and (b) the Ceding Companies may terminate this Agreement by written notice to the Reinsurer upon the occurrence, prior to the Closing, of a Reinsurer Insolvency Event or a Reinsurer Regulatory Event; provided that the right to terminate pursuant to clause (a) shall not be available to (x) the Ceding Companies, if any Ceding Company is then in material breach of this Agreement, or (y) the Reinsurer, if the Reinsurer is then in material breach of this Agreement. Any termination pursuant to this Article 6.4 shall have the effect set forth in Article 6.6.
6.5    Outside Date. If the Closing has not occurred on or before March 31, 2027 (the “Outside Date”), then either the Ceding Companies or the Reinsurer may terminate this Agreement by written notice to the other; provided that if the sole cause of the Closing not having occurred is the failure to receive any consent, approval or authorization of a Governmental Authority required to consummate the transactions contemplated hereby, then the Outside Date may be extended by sixty (60) days upon the mutual written agreement of the Ceding Companies and the Reinsurer; and provided, further, that the right to terminate shall not be available to a Party whose failure to perform its obligations hereunder primarily caused the failure of the Closing to occur. Any termination pursuant to this Article 6.5 shall have the effect set forth in Article 6.6.
6.6    Effect of Pre-Closing Termination. If this Agreement is terminated prior to the Closing pursuant to Article 6.4 or Article 6.5, this Agreement shall become void and of no further force or effect, without liability of any Party (or any of its Affiliates or representatives) to any other Party, except that (a) ARTICLE 1, this Article 6.6 and ARTICLE 16 shall survive such termination, and (b) no such termination shall relieve any Party from liability for fraud or for a material breach of this Agreement prior to Closing that is the consequence of a deliberate act or deliberate failure to act by the breaching Party with actual knowledge that such act or failure would constitute a material breach of this Agreement.
ARTICLE 7

INSOLVENCY
7.1    Insolvency of a Ceding Company.
(a)    The Reinsurer agrees that, in the event of the insolvency, liquidation or rehabilitation of any Ceding Company or the appointment of a conservator, liquidator, receiver or statutory successor of any Ceding Company, all amounts due to such Ceding Company under this Agreement shall be payable by the Reinsurer to such Ceding Company or to its conservator, liquidator, receiver or statutory successor on the basis of the claims allowed against such Ceding Company by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor having authority to allow such claims, without diminution because of such insolvency, liquidation, rehabilitation or appointment, or because such conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any claims, except (i) where this Agreement specifically provides another payee of such reinsurance in the event of insolvency, (ii) where the Reinsurer, with the consent of the direct (re)insured(s), has voluntarily assumed such Reinsured Policy obligations as its direct obligations, or (iii) as otherwise provided by Applicable Law.
(b)    The conservator, liquidator, receiver or statutory successor of an insolvent Ceding Company shall give the Reinsurer written notice of the pendency of a claim against such Ceding Company for a Covered Loss within a reasonable period of time after such claim is filed in the applicable proceeding, and during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense available to such Ceding Company or its conservator, liquidator, receiver or statutory successor. The expense so incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of administration or liquidation to the extent of a proportionate share of the benefit accruing to such Ceding Company solely as a result of the defense undertaken by the Reinsurer.
(c)    This ARTICLE 7 shall apply severally to each Ceding Company. Unless otherwise required by Applicable Law, under no circumstances shall the Reinsurer’s liability hereunder be accelerated or enlarged by the insolvency of any Ceding Company, and any sum payable by the Reinsurer shall only become payable as and when the applicable Ceding Company would have discharged, by actual payment, its liability but for such insolvency.
ARTICLE 8

SECURITY
8.1    Security.
(a)    The Reinsurer shall take all steps necessary to permit each Ceding Company to obtain Credit for Reinsurance, in each case from and after (and at all times after) the Closing. If any provision of this Agreement conflicts with or otherwise fails to satisfy the requirements of the applicable Credit for Reinsurance Applicable Laws or regulatory guidance or directives of any applicable jurisdiction, then this Agreement shall be deemed amended to conform thereto, the intent of this Agreement being that each Ceding Company shall be permitted to realize Credit for Reinsurance at all times; provided that (i) any collateral obligation arising from any change in Applicable Law related to Credit for Reinsurance shall remain subject to the limitation that the Required Collateral Amount shall not exceed the Remaining Aggregate Limit (as further provided in the definition of Required Collateral Amount and Article 2.1(a)), and (ii) if any Credit for Reinsurance requirement would adversely affect the economics of the transactions for the Reinsurer, the Reinsurer may propose alternative security arrangements, which the Ceding Companies shall consider in good faith so long as they continue to receive Credit for Reinsurance. For the avoidance of doubt, if the Reinsurer qualifies as a Reciprocal Jurisdiction Reinsurer in the jurisdiction of domicile of a U.S. Ceding Company, then no collateral shall be required to be posted for the benefit of such U.S. Ceding Company in excess of the Required Collateral Amount (subject to the occurrence of a Collateral Adjustment Event). Alternatively, if the Reinsurer does not so qualify as a Reciprocal Jurisdiction Reinsurer but does qualify as a Certified Reinsurer in the jurisdiction of domicile of a U.S. Ceding Company, then no collateral shall be required to be posted for the benefit of such U.S. Ceding Company in excess of the greater of the Required Collateral Amount (subject to the occurrence of a Collateral Adjustment Event) and the amount required to be posted by the Reinsurer as a Certified Reinsurer in order for such U.S. Ceding Company to obtain Credit for Reinsurance for the reinsurance provided by this Agreement.
(b)    The Reinsurer’s obligations hereunder shall be secured by assets held in the Trust Account (and, if applicable, any Separate Trust Account) and, solely to the extent expressly permitted by Article 8.6, Letters of Credit or other collateral. “Reinsurer’s Posted Collateral” means, as of any date of determination, the sum of (i) the aggregate Market Value of the Eligible Assets held in the Trust Account and any Separate Trust Account and (ii) the aggregate undrawn face amount of any Letters of Credit issued for the benefit of any Ceding Company pursuant to Article 8.6. The Reinsurer shall be solely responsible for all costs and expenses associated with the Trust Account (and any Separate Trust Account), including all fees and expenses of the Trustee, and with any Letter of Credit or other collateral provided hereunder.
8.2    Establishment and Funding at Closing. At or prior to the Closing: (a) the Ceding Companies, the Reinsurer and the Trustee shall enter into the Trust Agreement, and the Reinsurer shall establish a single Trust Account with the Trustee for the benefit of the Ceding Companies, as beneficiaries, with the interest of each Ceding Company therein allocated as provided in Article 8.5, in each case satisfying the Credit for Reinsurance Applicable Law of each Ceding Company’s jurisdiction of domicile (to the extent applicable and necessary) and (b) the applicable portion of the Transferring Assets shall be deposited into the Trust Account at the Closing in accordance with Article 3.1(a)(ii). The assets in the Trust Account shall be managed by the Reinsurer or an Affiliate of the Reinsurer designated by it as investment manager in accordance with the Investment Guidelines.
8.3    Ongoing Collateral Obligations.
(a)    Within sixty (60) days following the end of each calendar quarter (each quarter-end, a “Calculation Date”), the Ceding Companies shall deliver to the Reinsurer a funding report setting forth the Applicable Reserves, the Unexhausted Retention, the Covered Reserves, the expected payment pattern of the Covered Reserves and the Discounted Reserves, and calculating the Required Collateral Amount as of such Calculation Date (in the aggregate and, for purposes of Article 8.5, as allocated among the Ceding Companies, and calculated separately with respect to any Separate Trust Account and each other collateral arrangement), with sufficient detail for the Reinsurer to confirm the calculation. If the Reinsurer disagrees with any item in good faith, it shall deliver a notice of disagreement within fifteen (15) days following receipt specifying each disputed item and the basis for such dispute in reasonable detail; absent such timely notice, the funding report shall be final and binding. If the Reinsurer timely submits a notice of disagreement, the Parties shall negotiate disputed items in good faith for ten (10) days following delivery of such notice and, if the Parties are unable to resolve all disputed items within such period, any Party may submit the remaining disputed items to an independent accounting firm of international reputation mutually acceptable to the Ceding Companies and the Reinsurer (the “Independent Accountant”) or, with respect to the determination of the Applicable Reserves, the Discounted Reserves or the expected payment pattern, an independent actuarial firm of international reputation mutually acceptable to the Ceding Companies and the Reinsurer (the “Independent Actuary”). The Independent Accountant or Independent Actuary, as applicable, shall act as an expert and not as an arbitrator, shall consider only the disputed items and the written submissions of the Parties, shall be bound by the definitions and methodologies set forth in this Agreement (including the methodologies used in the preparation of the Reference Reserve Report), shall not assign a value to any disputed item greater than the greatest value or less than the smallest value for such item claimed by any Party, and shall deliver its written determination of the disputed items within thirty (30) days following its engagement (failure to meet such deadline shall not invalidate the determination). Each Party shall furnish to the Independent Accountant or Independent Actuary, as applicable, such work papers, books, records and other information as it may reasonably request. The determination of the Independent Accountant or Independent Actuary, as applicable, shall be final and binding on the Parties solely for purposes of establishing the Required Collateral Amount as of the applicable Calculation Date, and its fees and expenses shall be borne by the Parties in inverse proportion to the extent to which they prevail on the disputed items. Pending such determination, the Reinsurer shall fund only the undisputed portion of the Required Collateral Amount as set forth in the original funding report delivered by the Ceding Companies.
(b)    If, as of any Calculation Date (or as of the date of any adjustment to the Applicable Collateral Percentage or the Required Collateral Amount pursuant to Article 8.4), the Required Collateral Amount exceeds the Reinsurer’s Posted Collateral (in the aggregate or, if any Separate Trust Account has been established, the portion thereof held for the benefit of the applicable Ceding Company), then the Reinsurer shall, within fifteen (15) Business Days following delivery of the funding report (or resolution under Article 8.3(a), as applicable to disputed amounts), deposit additional Eligible Assets into the Trust Account (or the applicable Separate Trust Account) and/or post a Letter of Credit as permitted hereunder such that the Reinsurer’s Posted Collateral equals the Required Collateral Amount.
(c)    If, as of any Calculation Date, the Reinsurer’s Posted Collateral exceeds the Required Collateral Amount (or, where Article 8.4(c) applies, the amount required to be held pursuant thereto), such excess shall be released to the Reinsurer within fifteen (15) Business Days following delivery of the funding report (or resolution under Article 8.3(a)) in accordance with Article 8.8(b).
8.4    Collateral Adjustment Events.
(a)    Each of the following shall constitute a “Collateral Adjustment Event”:
(i)    the Reinsurer’s financial strength rating from A.M. Best Company, Inc. is “A-” or lower or the Reinsurer’s financial strength rating from S&P Global Ratings is “BBB+” or lower, or either such rating is withdrawn, terminated, suspended or otherwise ceases to be maintained (whether at the request of the Reinsurer, by reason of the Reinsurer’s failure to pay the applicable rating agency or otherwise) (a “Ratings Event”), it being agreed that, for all purposes of this ARTICLE 8, for so long as any such rating is withdrawn, terminated, suspended or not maintained, the Reinsurer shall be deemed to have a financial strength rating from the applicable rating agency below “A-” (in the case of A.M. Best Company, Inc.) or below “BBB+” (in the case of S&P Global Ratings);
(ii)    the Reinsurer ceases to qualify as a Reciprocal Jurisdiction Reinsurer in the jurisdiction of domicile of any U.S. Ceding Company, or receives written notice from the insurance regulatory authority of any such jurisdiction that its status as a Reciprocal Jurisdiction Reinsurer has been or will be revoked, suspended or not renewed (an “RJR Event”);
(iii)    the Reinsurer (A) becomes the subject of any voluntary or involuntary insolvency, liquidation, rehabilitation, conservation, receivership, winding-up, administration or similar proceeding, or of any scheme of arrangement or similar arrangement with its creditors, (B) makes a general assignment for the benefit of its creditors, (C) has a receiver, liquidator, custodian or similar official appointed for all or any substantial part of its assets or (D) suspends payment of, or is unable to pay, its debts generally as they become due (a “Reinsurer Insolvency Event”);
(iv)    any Governmental Authority (A) places the Reinsurer under supervision, administrative control or similar regulatory oversight (whether formal or informal) or (B) revokes, suspends or fails to renew any license, authorization or approval of the Reinsurer required for the performance of its obligations under the Transaction Agreements (a “Reinsurer Regulatory Event”);
(v)    the Reinsurer fails to fund or maintain the Required Collateral Amount when and as required by this ARTICLE 8 and such failure continues for fifteen (15) Business Days following written notice from the Ceding Companies (a “Collateral Failure Event”);
(vi)    the Reinsurer fails to pay any undisputed amount due hereunder within fifteen (15) Business Days following written notice of nonpayment from the Ceding Companies (a “Payment Default Event”);
(vii)    the Reinsurer (A) sells, transfers or otherwise disposes of all or substantially all of its assets or liabilities, whether by assumption reinsurance, novation, portfolio transfer, scheme of arrangement or insurance business transfer, or (B) retrocedes or otherwise transfers its liability under this Agreement in excess of the limits set forth in, or otherwise in breach of, Article 16.6 (a “Reinsurer Transfer Event”); or
(viii)    the Reinsurer resists enforcement of a final judgment that is enforceable under the law of the jurisdiction in which it was obtained, or of a properly enforceable arbitration award, in either case obtained by any Ceding Company or by its legal successor (including any liquidator, rehabilitator, receiver, conservator or other statutory successor) on behalf of its resolution estate, in respect of this Agreement (an “Enforcement Event”).
(b)    If a Collateral Adjustment Event (other than an RJR Event, which is addressed in Article 8.4(c) and Article 8.4(e)) has occurred and is continuing (subject to Article 8.4(d) and after giving effect to any applicable cure period under Article 8.4(d) or Article 8.4(f), as applicable), then, for so long as such Collateral Adjustment Event is continuing, the Required Collateral Amount shall be determined, as of any Calculation Date and notwithstanding clause (a) of the definition of Required Collateral Amount and whether before, on or after December 31, 2027, in accordance with clause (b) of the definition of Required Collateral Amount (i) in the case of a Ratings Event, (A) where the Reinsurer is rated at least “A-” by A.M. Best Company, Inc. and at least “BBB+” by S&P Global Ratings, using an Applicable Collateral Percentage of one hundred ten percent (110%) of the Discounted Reserves, and (B) where the Reinsurer is rated below “A-” by A.M. Best Company, Inc. or below “BBB+” by S&P Global Ratings, but not both, using an Applicable Collateral Percentage of one hundred ten percent (110%) of the Covered Reserves (on an undiscounted basis), (ii) in the case of any other Collateral Adjustment Event (including a Ratings Event in respect of which the Reinsurer’s financial strength rating from A.M. Best Company, Inc. is below “A-” and the Reinsurer’s financial strength rating from S&P Global Ratings is below “BBB+”, or both such ratings have been withdrawn, terminated, suspended or otherwise ceased to be maintained), but excluding an RJR Event, using one hundred twenty percent (120%) of the Covered Reserves (on an undiscounted basis). In each case the limitation that the Required Collateral Amount shall not exceed the Remaining Aggregate Limit (as further provided in the definition of Required Collateral Amount and Article 2.1(a)) shall continue to apply.
(c)    Without limiting Article 8.4(b) in respect of any other Collateral Adjustment Event that has occurred and is continuing, if an RJR Event occurs and the Reinsurer then qualifies as a Certified Reinsurer in the jurisdiction of domicile of a U.S. Ceding Company, then, for so long as the Reinsurer so qualifies, (i) such RJR Event shall not give rise to any adjustment of the Applicable Collateral Percentage or the Required Collateral Amount under Article 8.4(b); (ii) the portion of the Reinsurer’s Posted Collateral held for the benefit of such U.S. Ceding Company shall be not less than the greater of (A) the portion of the Required Collateral Amount allocated to such U.S. Ceding Company pursuant to Article 8.5, determined without regard to such RJR Event and (B) the amount of collateral required to be posted by the Reinsurer as a Certified Reinsurer, based on its then-current certified rating, under the Credit for Reinsurance Applicable Law of such jurisdiction for such U.S. Ceding Company to obtain Credit for Reinsurance for the reinsurance ceded by it hereunder; (iii) any collateral required solely by reason of clause (ii)(B) may be provided, at the election of the Reinsurer, by Eligible Assets held in the Trust Account (to the extent the Trust Account satisfies such Credit for Reinsurance Applicable Law), in a Separate Trust Account pursuant to Article 8.4(e) or by Letters of Credit, in each case satisfying such Credit for Reinsurance Applicable Law; and (iv) the amount in clause (ii)(B) shall be recalculated as of each Calculation Date and upon any change in the Reinsurer’s certified rating; provided that in all cases (x) the limitation that the Required Collateral Amount shall not exceed the Remaining Aggregate Limit (as further provided in the definition of Required Collateral Amount and Article 2.1(a)) shall continue to apply and (y) the aggregate collateral required to be held for the benefit of such U.S. Ceding Company pursuant to this Article 8.4(c) shall not exceed the portion of the Remaining Aggregate Limit allocable to such U.S. Ceding Company, determined on the same basis as the Required Collateral Amount is allocated pursuant to Article 8.5.
(d)    Within five (5) Business Days following the occurrence of a Collateral Adjustment Event (or, if applicable, the expiration of the applicable cure period under Article 8.4(f) without cure) other than a Ratings Event or an RJR Event, the Ceding Companies may deliver to the Reinsurer a revised funding report reflecting the Required Collateral Amount as so adjusted (including, in the case of any date prior to December 31, 2027, as determined under clause (b) of the definition of Required Collateral Amount), and the Reinsurer shall deposit additional Eligible Assets and/or post a Letter of Credit as permitted hereunder in accordance with Article 8.3(b) within fifteen (15) Business Days following delivery of such revised funding report. If a Ratings Event has not been cured within six (6) months after it first occurs (the end of such six-month period, the “Ratings Cure Date”), then the adjustment under Article 8.4(b) shall take effect as of the Ratings Cure Date, and the Ceding Companies may deliver a revised funding report at any time thereafter, to be funded by the Reinsurer within five (5) Business Days following delivery thereof. The six-month period runs from the first Ratings Event and does not restart on any separate downgrade. Until the earlier of cure and the applicable Ratings Cure Date, no assets in the Trust Account (or any Separate Trust Account) shall be returned or released to the Reinsurer or its Affiliates, including (i) excess collateral under Article 8.3(c)

or Article 8.8(b), (ii) assets released in exchange for a Letter of Credit under Article 8.6 and (iii) any other return of assets, and all income shall remain in the trust; provided that asset-for-asset substitutions in accordance with Article 8.6 and the Investment Guidelines and applications of assets to pay Covered Losses are not restricted.
(e)    Without limiting Article 8.1(a) or Article 8.4(b), if an RJR Event occurs, then within thirty (30) days following the occurrence thereof (and in any event prior to the last day of the calendar quarter in which such RJR Event occurs), the Reinsurer shall (i) establish with the Trustee (or another qualified United States financial institution or trust company reasonably acceptable to each applicable U.S. Ceding Company that is a qualified United States financial institution under the Credit for Reinsurance Applicable Law of each such U.S. Ceding Company’s jurisdiction of domicile), for the sole benefit of each U.S. Ceding Company in whose jurisdiction of domicile the Reinsurer has ceased to qualify as a Reciprocal Jurisdiction Reinsurer or a Certified Reinsurer, a separate trust account (each, a “Separate Trust Account”) pursuant to a trust agreement among such U.S. Ceding Company, the Reinsurer and the applicable trustee (each, a “Separate Trust Agreement”) in form and substance satisfying the Credit for Reinsurance Applicable Law of such U.S. Ceding Company’s jurisdiction of domicile and reasonably acceptable to such U.S. Ceding Company, and (ii) following the expiration of the applicable cure period under Article 8.4(f), cooperate with each such U.S. Ceding Company in such U.S. Ceding Company’s transfer, pursuant to Article 8.8(c), of Eligible Assets from the Trust Account to such Separate Trust Account, and the Reinsurer shall, within the earlier of sixty (60) days following the expiration of such cure period without cure and the end of the calendar year in which such cure period expires, deposit into such Separate Trust Account such additional Eligible Assets and/or post a Letter of Credit as permitted hereunder as are necessary so that the Eligible Assets held therein have an aggregate Market Value, together with the face amount of any such Letters of Credit, at least equal to the greater of (A) the portion of the Required Collateral Amount allocated to such U.S. Ceding Company pursuant to Article 8.5 and (B) the amount necessary for such U.S. Ceding Company to obtain Credit for Reinsurance as of and from the date of such RJR Event, in each case with the reasonable cooperation of each applicable U.S. Ceding Company. If the Reinsurer reasonably determines that it does not have sufficient time to so deposit additional Eligible Assets by the end of such calendar year, then the Reinsurer shall promptly (and in any event no later than February 15 of the immediately following calendar year) post or increase Letters of Credit (dated as of no later than December 31 of such calendar year) in the applicable amount, and if necessary and upon request of the Reinsurer, the Ceding Companies shall agree to temporarily waive the cap on the aggregate face amount of all Letters of Credit outstanding at any time set forth in Article 8.6; provided that the Reinsurer thereafter shall reduce the aggregate face amount of all Letters of Credit outstanding as promptly as reasonably practicable to comply with such cap on the aggregate face amount of all Letters of Credit outstanding at any time. Following the establishment of any Separate Trust Account, (x) references in this Agreement to the Trust Account and the Trust Agreement shall, as the context requires, include such Separate Trust Account and Separate Trust Agreement, and (y) the Required Collateral Amount allocated to the applicable U.S. Ceding Company shall be calculated separately with respect to such Separate Trust Account in accordance with Article 8.3. If such RJR Event is thereafter cured in accordance with Article 8.4(f), then each applicable U.S. Ceding Company shall, upon the written request of the Reinsurer, cooperate in good faith to transfer the assets held in the applicable Separate Trust Account to the Trust Account and to terminate the applicable Separate Trust Agreement and/or to release any Letters of Credit posted by the Reinsurer, so long as each U.S. Ceding Company would continue to receive Credit for Reinsurance.

(f)    A Collateral Adjustment Event shall be deemed to be continuing until the Reinsurer has delivered to the Ceding Companies evidence reasonably satisfactory to the Ceding Companies that the circumstances giving rise thereto have been cured or no longer exist; provided that no Collateral Adjustment Event (other than a Reinsurer Insolvency Event or a Ratings Event) shall give rise to an adjustment under Article 8.4(b), or other action under Article 8.4(c) or Article 8.4(e), if the Reinsurer cures such Collateral Adjustment Event within sixty (60) days following the end of the calendar quarter in which it occurred. A Ratings Event shall be subject solely to the cure period set forth in Article 8.4(d). Upon the cure of a Collateral Adjustment Event (including an increase in ratings from A.M. Best Company, Inc. or S&P Global Ratings), the Required Collateral Amount shall revert as of the next Calculation Date to the amount calculated as if the Collateral Adjustment Event had not occurred (which, in the case of any Calculation Date prior to December 31, 2027, shall be the amount determined under clause (a) of the definition of Required Collateral Amount), and any resulting excess of the Reinsurer’s Posted Collateral over the Required Collateral Amount shall be released to the Reinsurer in accordance with Article 8.8(b).
(g)    The Reinsurer shall (i) notify the Ceding Companies in writing promptly, and in any event within five (5) Business Days, following the occurrence of any Collateral Adjustment Event or of any event or circumstance that, with the giving of notice or the lapse of time, would reasonably be expected to constitute a Collateral Adjustment Event and (ii) within sixty (60) days following the end of each calendar quarter (or one hundred twenty (120) days following the end of each calendar year), deliver to the Ceding Companies a certificate of any executive officer of the Reinsurer (A) confirming whether any Collateral Adjustment Event has occurred or is continuing and, if so, describing such Collateral Adjustment Event and the Reinsurer’s plan to cure it, (B) setting forth the Reinsurer’s statutory capital and surplus and solvency ratio as of such quarter-end, and (C) confirming that the Reinsurer continues to qualify as a Reciprocal Jurisdiction Reinsurer in the jurisdiction of domicile of each U.S. Ceding Company and continues to satisfy each of the conditions to such qualification. The Reinsurer shall also promptly deliver to the Ceding Companies copies of any written notice received from any insurance regulatory authority relating to the Reinsurer’s status as a Reciprocal Jurisdiction Reinsurer or Certified Reinsurer.
8.5    Allocation Among Ceding Companies; Rebalancing.
(a)    The Trust Account shall be held by the Trustee for the benefit of the Ceding Companies collectively, and the interest of each Ceding Company in the Trust Account shall be its allocable share of the Reinsurer’s Posted Collateral, as determined from time to time by the Ceding Companies pursuant to Article 2.1(b) (which allocation shall be recorded and maintained by the Ceding Companies and need not be communicated to the Reinsurer or the Trustee except (i) upon the occurrence of an RJR Event, for purposes of Article 8.4(c) or Article 8.4(e), or (ii) as the Ceding Companies otherwise determine to be necessary or advisable for purposes of their financial statement or regulatory reporting). The Ceding Companies may adjust such allocation from time to time as loss development emerges among the Ceding Companies, taking into account the Intercompany Reinsurance Agreements, the intercompany apportionment arrangements among the Ceding Companies as in effect from time to time and any other intercompany arrangements, and the Reinsurer shall cooperate in giving effect to any such adjustment; provided that no such allocation or adjustment shall reduce the aggregate Reinsurer’s Posted Collateral or increase the Reinsurer’s aggregate funding obligations beyond those otherwise provided herein.

(b)    If and for so long as any Separate Trust Account has been established pursuant to Article 8.4(e), upon the written direction of the Ceding Companies (with reasonable supporting detail), delivered no more frequently than annually, the applicable Ceding Companies may transfer Eligible Assets among the Trust Account and the Separate Trust Accounts pursuant to Article 8.8(c), and the Reinsurer shall cooperate to effect such transfers (and corresponding adjustments under the other collateral arrangements) so that the Reinsurer’s Posted Collateral held for the benefit of each Ceding Company equals or exceeds the Required Collateral Amount allocated to such Ceding Company as loss development emerges among the Ceding Companies; provided that no such rebalancing shall reduce the aggregate Reinsurer’s Posted Collateral or increase the Reinsurer’s aggregate funding obligations beyond those otherwise provided herein.
8.6    Form of Collateral; Substitution; Investment. Collateral may only be provided in the form of Eligible Assets held in the Trust Account (and any Separate Trust Account) and/or Letters of Credit, in such combination as the Reinsurer may elect from time to time, without the consent of any Ceding Company; provided that (x) the aggregate face amount of all Letters of Credit outstanding at any time shall not exceed $430,000,000, (y) the aggregate face amount of Letters of Credit issued by any single financial institution (together with its Affiliates) outstanding at any time shall not exceed $200,000,000 and (z) each issuing financial institution shall be listed on Schedule 4 (or otherwise approved by the applicable Ceding Companies) and shall be rated not less than “A” by S&P Global Ratings at the time of issuance and at all times thereafter for so long as any Letter of Credit issued by it remains outstanding. If the issuing financial institution of any Letter of Credit ceases to be rated not less than “A” by S&P Global Ratings (or such rating is withdrawn, terminated, suspended or otherwise ceases to be maintained), the Reinsurer shall notify the Ceding Companies within five (5) Business Days after becoming aware thereof and shall, within thirty (30) days thereafter, replace such Letter of Credit with a Letter of Credit issued by a financial institution satisfying the requirements of this Article 8.6 or deposit into the Trust Account Eligible Assets having a Market Value not less than the face amount of such Letter of Credit; any Letter of Credit not so replaced shall cease to be included in the Reinsurer’s Posted Collateral, and the applicable Ceding Companies may draw the full amount thereof and deposit the proceeds into the Trust Account as Eligible Assets; provided that collateral posted pursuant to Article 8.4(c) or Article 8.4(e) or held for the benefit of any U.S. Ceding Company at any time the Reinsurer does not then qualify as a Reciprocal Jurisdiction Reinsurer in the jurisdiction of domicile of such U.S. Ceding Company must, in each case, satisfy the Credit for Reinsurance Applicable Law of the jurisdiction of domicile of the applicable U.S. Ceding Company (including, in the case of any Letter of Credit, by being issued or confirmed by a qualified United States financial institution). Letters of Credit may be drawn only after the assets in the Trust Account have been exhausted. The Reinsurer may substitute or exchange assets within the Trust Account (or any Separate Trust Account) without the consent of the applicable Ceding Company pursuant to, and to the extent permitted by, the Trust Agreement (or applicable Separate Trust Agreement), which shall authorize the Trustee to accept only substitutions that the Trustee determines are at least equal in Market Value to the assets removed, provided that the replacement assets are Eligible Assets deposited on the day of substitution with an aggregate Market Value at least equal to the aggregate Market Value of the assets removed, and, subject to the foregoing limits and Article 8.4(d), following the posting of a Letter of Credit by the Reinsurer for the benefit of the applicable Ceding Company, at the written request of the Reinsurer, such Ceding Company shall promptly direct the Trustee to transfer assets with a Market Value equal to the face amount of such Letter of Credit from the Trust Account or a Separate Trust Account, as applicable, to the Reinsurer. The assets in the Trust Account (and any Separate Trust

Account) shall be invested in accordance with the Investment Guidelines, and the Investment Guidelines may not be amended without the mutual written agreement of the Reinsurer and the Ceding Companies.
8.7    Settlements. All settlements of account between the Parties shall be made in United States dollars by wire transfer of immediately available funds.
8.8    Withdrawal of Assets by the Ceding Companies. Assets in the Trust Account (or any Separate Trust Account) and any Letters of Credit may be drawn upon by the applicable Ceding Company or any successor thereto by operation of law (including any liquidator, rehabilitator, receiver or conservator), at any time, without diminution because of insolvency of any Party, and shall be applied only: (a) to pay or reimburse such Ceding Company for the Reinsurer’s share of Covered Losses not otherwise paid by the Reinsurer when due; (b) following any Calculation Date (as finally determined in accordance with Article 8.3), upon the written request of the Reinsurer, to pay over to the Reinsurer assets with an aggregate Market Value equal to the amount by which the Reinsurer’s Posted Collateral exceeds the Required Collateral Amount as of such Calculation Date (or, where Article 8.4(c) applies, the amount required to be held pursuant thereto) (or, in the case of a Separate Trust Account, the amount by which the Reinsurer’s Posted Collateral held for the benefit of the applicable U.S. Ceding Company exceeds the Required Collateral Amount allocated to such U.S. Ceding Company); (c) to transfer Eligible Assets among the Trust Account and any Separate Trust Account in accordance with Article 8.4(c), Article 8.4(e) or Article 8.5(b); (d) where such Ceding Company has received notice of termination or non-renewal of the Trust Account, any Separate Trust Account or a Letter of Credit, or upon a Reinsurer Insolvency Event, and any obligations of the Reinsurer hereunder remain unliquidated and undischarged, to fund a segregated account in the name of such Ceding Company with all of the assets held in the Trust Account allocable to such Ceding Company, all of the assets held in any such Separate Trust Account, and the face value of any such Letter of Credit, as applicable; or (e) to satisfy any Commutation Amount in accordance with Article 6.3. Notwithstanding clause (d) above, (i) if a Letter of Credit is drawn pursuant to clause (d) by reason of notice of termination or non-renewal of such Letter of Credit at a time when the Trust Account (or the applicable Separate Trust Account) remains in effect and is not itself the subject of any such notice of termination or non-renewal, the Ceding Companies shall deposit the proceeds of such draw into the Trust Account (or such Separate Trust Account) as Eligible Assets, and (ii) if the Trust Account or any Separate Trust Account is the subject of a notice of termination or non-renewal, or a Reinsurer Insolvency Event has occurred, and the Reinsurer has established (or the Reinsurer and the applicable Ceding Companies have agreed to establish) a replacement trust account with a trustee that is a qualified United States financial institution, pursuant to a trust agreement on terms substantially similar to the Trust Agreement (or such Separate Trust Agreement) and otherwise satisfying the Credit for Reinsurance Applicable Law of the jurisdiction of domicile of each applicable Ceding Company, then the assets and Letter of Credit proceeds that would otherwise be deposited into a segregated account pursuant to clause (d) shall instead be deposited into such replacement trust account (and any such assets and proceeds previously deposited into such segregated account shall be transferred to such replacement trust account), which replacement trust account and trust agreement shall thereafter constitute the Trust Account (or such Separate Trust Account) and the Trust Agreement (or such Separate Trust Agreement), respectively, for all purposes of this Agreement. Amounts withdrawn in excess of amounts the applicable Ceding Company is entitled to withdraw pursuant to Article 8.(8)(a) or, in the case of Article 8.8(d), any amounts withdrawn pursuant thereto that are subsequently determined not to be due to the applicable Ceding Company from the Reinsurer shall be held in trust for the sole and exclusive benefit of the Reinsurer in a segregated account and returned to the Trust Account or, in the case of amounts withdrawn under Article 8.8(d), a replacement trust account satisfying the requirements of this Article 8.8 (or, following the termination of the Trust Agreement, to the Reinsurer), together with interest thereon at the rate set forth in Article 4.3, within ten (10) Business Days following (x) in the case of Article 8.8(a), the determination that such amounts were withdrawn in excess of the amounts the applicable Ceding Company was entitled to withdraw and (y) in the case of Article 8.8(d), the earlier of either (i) the establishment of a replacement trust account satisfying the requirements of this Article 8.8 or (ii) the termination or commutation of this Agreement and the payment in full of all amounts due to the Ceding Companies hereunder.
8.9    Collateral Termination. Promptly following termination or commutation of this Agreement and payment of all amounts then due to the Ceding Companies (including any Commutation Amount), the Parties shall take all actions necessary to terminate the Trust Agreement (and any Separate Trust Agreement) and any remaining collateral arrangements, all remaining assets held in the Trust Account and any Separate Trust Account shall be released to the Reinsurer and all outstanding Letters of Credit shall be returned to the Reinsurer for cancellation.
ARTICLE 9

SALVAGE AND SUBROGATION
9.1    Salvage and Subrogation. The Reinsurer shall be subrogated to all rights of the Ceding Companies against any Person who may be legally responsible in damages constituting Covered Losses for which the Reinsurer has actually paid (but only to the extent of the amount of payment by the Reinsurer). The Ceding Companies shall pursue all salvage, subrogation and other recovery rights in respect of the Subject Business in good faith and in accordance with the standard set forth in Article 4.1(c) (it being acknowledged that the Ceding Companies may take into account the likelihood and estimated cost of recovery), and shall notify the Reinsurer of any settlement, compromise or abandonment of any such right of material value. All Recoverables attributable to Covered Losses paid by the Reinsurer shall be credited to the Reinsurer through the quarterly settlement process in accordance with Article 4.3 or paid directly to the Reinsurer following any commutation or termination of this Agreement to the extent not reflected in the Commutation Amount. In no event shall the Reinsurer have any right of salvage, subrogation or other recovery against any Ceding Company or any of such Ceding Company’s Affiliates (or any of their respective directors, officers or employees).
9.2    Expenses. In determining the amount of salvage or subrogation, there shall not be deducted from any amount recovered the out-of-pocket expenses incurred by the Ceding Companies in effecting the recovery (without duplication of any amount included in ALAE). All amounts recovered in connection with salvage and subrogation pursuant to Article 9.1, excluding any amounts recovered that are attributable to any payment by the Ceding Companies that does not constitute a

Covered Loss, shall be referred to as “Recoverables.”
ARTICLE 10

ERRORS AND OMISSIONS; REGULATORY MATTERS; COVENANTS
10.1    Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred; provided that such error or omission is promptly rectified after discovery by an officer of such Party, and provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (a) the failure of any Party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (b) such failure to comply is promptly rectified after discovery, then the Parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.
10.2    Cooperation. The Ceding Companies and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing any additional information and executing and delivering any additional documents and taking such other actions as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or any other Transaction Agreement, or to aid in the preparation of any regulatory filing or financial statement or original or amended tax return; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon any Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements to which it is a party. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses in connection with such cooperation.
10.3    Regulatory Matters.
(a)    Each Party shall, and shall cause its Affiliates to, take any and all actions necessary to obtain, as promptly as practicable and in any event prior to the Outside Date, all consents, approvals, authorizations and non-disapprovals of Governmental Authorities required to be obtained by it or its Affiliates in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including making all necessary filings and notifications as promptly as practicable after the date hereof, and including accepting, agreeing to and complying with any term, condition, restriction, limitation or requirement imposed or requested by any Governmental Authority in connection therewith; provided, however, that none of the Parties nor any of their respective Affiliates shall be required to commence, threaten, defend, contest, participate in or resist any action, suit, claim, proceeding, investigation or other litigation (whether judicial or administrative, and including any appeal) brought or threatened by or against any Governmental Authority or other person. Without limiting the foregoing, the Reinsurer shall not, and shall cause its Affiliates not to, take any action that would reasonably be expected to prevent, delay or impede the receipt of any such consent, approval, authorization or non-disapproval. The Reinsurer shall (i) keep the Ceding Companies reasonably apprised of the status of the foregoing, including any material inquiries or requests from any Governmental Authority, (ii) provide the Ceding Companies with drafts of all filings and material written submissions to Governmental Authorities in connection therewith reasonably in advance of their submission and consider in good faith any comments of the Ceding Companies thereon (it being understood that commercially sensitive information may be redacted or provided on an outside-counsel-only basis) and (iii) to the extent permitted by the applicable Governmental Authority, permit the Ceding Companies to participate in any material meeting or call with any Governmental Authority relating thereto. The Ceding Companies shall reasonably cooperate with the Reinsurer in connection with the foregoing. Notwithstanding anything in this Article 10.3(a), neither the Reinsurer nor any of its Affiliates shall be required to agree to any condition, restriction, limitation or requirement imposed or requested by any Governmental Authority that would reasonably be expected to have a material adverse effect on the economic benefits which the Reinsurer would otherwise reasonably expect to derive from the transactions contemplated by this Agreement (a “Burdensome Condition”).
(b)    From and after the Closing, if any Party receives notice of, or otherwise becomes aware of, any written inquiry, investigation, examination, audit, proceeding or action by Governmental Authorities relating to the Subject Business, the Reinsured Policies or the reinsurance provided hereunder, then such Party shall promptly notify the Reinsurer (in the case of a Ceding Company) or the Ceding Companies (in the case of the Reinsurer) thereof to the extent permitted under Applicable Law, whereupon the Parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.
(c)    From and after the Closing, notwithstanding any other provision in this Agreement or any other Transaction Agreement to the contrary, the Ceding Companies shall retain ultimate authority with respect to the handling of regulatory matters in respect of the Subject Business; provided that the Ceding Companies shall (i) give the Reinsurer prompt notice of any regulatory matter or material litigation relating to the Subject Business that would reasonably be expected to materially affect the Reinsurer’s liability hereunder, (ii) to the extent permitted by Applicable Law and the applicable Governmental Authority, and subject to the reasonable discretion of the applicable Ceding Company, permit the Reinsurer to participate, at the Reinsurer’s own expense, in any such matter and (iii) consult with the Reinsurer in good faith in respect of any such matter.
(d)    From and after the Closing, each Party shall hold and maintain all licenses and authorizations required under Applicable Law to perform its respective obligations under the Transaction Agreements and shall comply in all material respects with all Applicable Law in connection with its performance of such obligations.
10.4    Pre-Closing Covenants. From the date hereof until the Closing, the Ceding Companies shall, and shall cause their Affiliates to, operate the Subject Business in the ordinary course and shall not, without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed): (a) enter into any new reinsurance agreement with respect to the Subject Business, except as expressly contemplated by this Agreement; (b) materially change any claims handling or reserving policy, practice or procedure with respect to the Subject Business; (c) commute, terminate or amend any Reinsured Policy or any Third Party Reinsurance Agreement, other than as would not require the consent of the Reinsurer under this Agreement or the Claims Protocol if effected following the Closing; (d) change the allocation of any risks or losses among reserving classes that relates to the Subject Business; or (e) take any action inconsistent with Article 3.1(b) in respect of the Transferring Assets. If within thirty (30) days of the date hereof, a Ceding Company reasonably and in good faith determines that any Affiliate Cedant should cede Subject Business directly to the Reinsurer (rather than through an Affiliate Assuming Ceding Company), then the Parties shall cooperate in good faith to amend this Agreement (and, to the extent necessary, the other Transaction Agreements) to effectuate such direct cessions, provided that such amendments do not increase the liability or obligations of the Reinsurer under the Transaction Agreements.
ARTICLE 11

REPRESENTATIONS AND WARRANTIES
11.1    Ceding Company Representations and Warranties. Each Ceding Company, severally as to itself and its portion of the Subject Business and not jointly, and Markel Parent, as to itself, the Subject Business and each Ceding Company, hereby represents and warrants to the Reinsurer, as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule, that:
(a)    it is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization;
(b)    it has the corporate or other organizational power and authority to execute, deliver and perform this Agreement and each other Transaction Agreement to which it is a party, and this Agreement has been (and each such other Transaction Agreement will be at or prior to the Closing) duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws and general principles of equity;
(c)    neither the execution and delivery of this Agreement or any other Transaction Agreement to which it is a party nor the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach of its organizational documents or any material agreement to which it is a party, or violate any Applicable Law, except as would not materially impair its ability to perform hereunder;
(d)    no consent, approval or authorization of any Governmental Authority is required to be obtained by it in connection with its execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party, other than those that have been obtained or will be obtained prior to the Closing;
(e)    no broker or finder (other than Aon, whose fees shall be borne solely by the Ceding Companies) is entitled to any fee or commission in connection with the transactions contemplated hereby based on arrangements made by it;
(f)    there is no action, suit, proceeding, arbitration or investigation pending or, to its Knowledge, threatened against it or any of its Affiliates before any Governmental Authority that would reasonably be expected to materially impair its ability to perform its obligations under the Transaction Agreements;
(g)    the books, records, data and information relating to the Subject Business made available to the Reinsurer were derived from the books and records of the Ceding Companies maintained in the ordinary course of business and were compiled in good faith, and to the Knowledge of the Ceding Companies, are true, complete and not misleading in any material respect;
(h)    no material information related to the Subject Business has been intentionally withheld from the Reinsurer or intentionally misstated;
(i)    no adverse development cover, loss portfolio transfer, group volatility cover or internal reinsurance vehicle cession covers any part of the Subject Business, other than as disclosed on Schedule 6;
(j)    each Reinsured Policy was issued in compliance in all material respects with Applicable Law and the applicable underwriting guidelines, by a Person holding the requisite licenses, and the claims handling and reserving policies and manuals provided to the Reinsurer are accurate and are those actually applied in all material respects;
(k)    no Ceding Company has proposed to its board, audit committee or reserving committee any strengthening of reserves in respect of the Subject Business other than the $65,000,000 increase on the reinsurance classes reflected in the Valuation Date Reserves;
(l)    the reserves and other provisions made for Claims and ALAE with respect to the Reinsured Policies set forth in the Reference Reserve Report and reflected in the Valuation Date Reserves were calculated in all material respects in accordance with GAAP and generally accepted actuarial principles, consistently applied, and in accordance with the terms of the Reinsured Policies in all material respects;
(m)    to the Knowledge of the Ceding Companies, the historical claims data relating to the Subject Business furnished to the Reinsurer is accurate in all material respects;
(n)    since the Valuation Date, (i) the Subject Business has been conducted in the ordinary course of business consistent with past practice in all material respects, (ii) there has been no material change in the claims handling, underwriting or reserving practices applicable to the Subject Business, and (iii) through the date hereof there has been no event or circumstance that has had or would reasonably be expected to have a material adverse effect on the Subject Business or the liabilities reinsured hereunder;
(o)    each material Third Party Reinsurance Agreement is in full force and effect, and there is no material dispute, arbitration, litigation or written notice of rescission, denial or reservation of rights pending or, to its Knowledge, threatened under any Third Party Reinsurance Agreement, except as set forth in the Disclosure Schedule; and
(p)    the Disclosure Schedule lists, as of October 25, 2026, and was prepared in good faith from the claims systems of the Ceding Companies, all open Claims involving Extra Contractual Obligations or XPL in respect of the Subject Business (no inadvertent omission or immaterial inaccuracy being a breach), and the Ceding Companies have delivered to the Reinsurer through the third quarter of 2026, and will continue to deliver in accordance with Article 4.2(a), the large loss reports, claims movement reports and watchlists prepared in the ordinary course of business.
11.2    No Reserve Representation; Non-Reliance.
(a)    Notwithstanding anything in this Agreement, any other Transaction Agreement or otherwise to the contrary, no Ceding Company nor any of its Affiliates or representatives makes any representation or warranty, express or implied, statutory or otherwise, with respect to (i) the adequacy or sufficiency of the reserves for the Subject Business, (ii) the future development, emergence, timing or amount of losses, Claims or ALAE in respect of the Subject Business, or (iii) any forecasts, projections, estimates, actuarial analyses or judgments made available to the Reinsurer, except as expressly set forth in Article 11.1; provided that this Article 11.2(a) shall not limit any representation or warranty in Article 11.1 (including as to the data inputs, methodology and disclosure of reserve strengthening) or any remedy for fraud.
(b)    The Reinsurer acknowledges and agrees that: (i) it is a sophisticated participant in the insurance and reinsurance markets, has conducted its own independent investigation, analysis and evaluation of the Subject Business, including its own actuarial analysis, and has had access to such information as it has deemed necessary; (ii) in entering into this Agreement, it has relied solely on its own investigation, analysis and evaluation and the express representations and warranties set forth in Article 11.1; and (iii) it assumes the risk of adverse development of the Subject Business, subject only to the express terms of this Agreement.
(c)    Without limiting Article 11.2(b) or Article 14.1, each Party acknowledges that, in entering into this Agreement, it has not relied on any representation, warranty, statement or information (whether written or oral) other than those expressly set forth in this Agreement; provided that nothing herein shall limit any claim for fraud.
11.3    Reinsurer Representations and Warranties. The Reinsurer hereby represents and warrants to each Ceding Company, as of the date hereof and as of the Closing Date, that:
(a)    it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;
(b)    it has the corporate power and authority to execute, deliver and perform this Agreement and each other Transaction Agreement to which it is a party, and this Agreement has been (and each such other Transaction Agreement will be at or prior to the Closing) duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws and general principles of equity;
(c)    neither the execution and delivery of this Agreement or any other Transaction Agreement to which it is a party nor the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach of its organizational documents or any material agreement to which it is a party, or violate any Applicable Law;

(d)    it has, and will have at the Closing and thereafter, the financial capacity to perform its obligations under the Transaction Agreements, and it is, and immediately after the Closing will be, solvent;
(e)    as of the date of this Agreement, it has Reciprocal Jurisdiction Reinsurer status in Delaware, Illinois and Virginia;
(f)    no consent, approval or authorization of any Governmental Authority is required to be obtained by it or its Affiliates in connection with this Agreement, other than the approval of the Bermuda Monetary Authority;
(g)    no broker or finder is entitled to any fee or commission from any Ceding Company in connection with the transactions contemplated hereby based on arrangements made by the Reinsurer;
(h)    there is no action, suit, proceeding, arbitration or investigation pending or, to its knowledge, threatened against it or any of its Affiliates before any Governmental Authority that would reasonably be expected to materially impair its ability to perform its obligations under the Transaction Agreements;
(i)    the audited financial statements of the Reinsurer as of and for the year ended December 31, 2025, and the unaudited financial statements of the Reinsurer as of and for the fiscal quarter ended June 30, 2026, in each case as made available to the Ceding Companies, were prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition of the Reinsurer as of the dates thereof, and since the date of the most recent such financial statements there has been no material adverse change in the financial condition of the Reinsurer; and
(j)    the Reinsurer is, and since January 1, 2025 has been, in compliance in all material respects with all Applicable Law (including applicable sanctions and anti-money laundering laws) and holds all licenses, permits and authorizations required to conduct its business as currently conducted, and it has not received written notice from any Governmental Authority of any actual or alleged material violation of Applicable Law that remains unresolved.
ARTICLE 12

CLOSING CONDITIONS
12.1    Conditions to Reinsurer’s Obligations. The Reinsurer’s obligation to consummate the Closing is subject to the satisfaction (or waiver by the Reinsurer, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(a)    the representations and warranties of the Ceding Companies and Markel Parent contained in this Agreement (without giving effect to any limitation as to materiality therein) shall be true and correct on the Closing Date (except to the extent given as of a particular date or relating solely to a particular date or period, in which case as of such date or for such period), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Subject Business or the liabilities reinsured hereunder or the ability of the Ceding Companies to perform their obligations under this Agreement;
(b)    the Ceding Companies shall have performed and complied in all material respects with all covenants required to be performed or complied with by them at or prior to the Closing;
(c)    the Reinsurer shall have received a certificate, dated as of the Closing Date, of a duly authorized officer on behalf of the Ceding Companies and Markel Parent (which may be a single certificate executed by such officer(s) on behalf of all of the Ceding Companies and Markel Parent), in such officer’s capacity as such and not individually, certifying that the conditions in clauses (a) and (b) have been satisfied with respect to such Ceding Company or Markel Parent, as applicable;
(d)    there shall be no order of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Closing;
(e)    all consents, approvals, authorizations and non-disapprovals of Governmental Authorities set forth on Schedule 8 (including the approval of the Bermuda Monetary Authority) shall have been obtained and be in full force and effect, without the imposition of any Burdensome Condition upon the Reinsurer or its Affiliates; and
(f)    the Trust Agreement shall have been executed and delivered and the Trust Account established in accordance with ARTICLE 8.
12.2    Conditions to the Ceding Companies’ Obligations. The Ceding Companies’ obligation to consummate the Closing is subject to the satisfaction (or waiver by the Ceding Companies, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(a)    the representations and warranties of the Reinsurer contained in this Agreement (without giving effect to any limitation as to materiality therein) shall be true and correct on the Closing Date (except to the extent given as of a particular date or relating solely to a particular date or period, in which case as of such date or for such period), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Reinsurer to perform its obligations under this Agreement;
(b)    the Reinsurer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it at or prior to the Closing;
(c)    the Ceding Companies shall have received a certificate, dated as of the Closing Date, of a duly authorized officer of the Reinsurer, in such officer’s capacity as such and not individually, certifying that the conditions in clauses (a) and (b) have been satisfied;
(d)    there shall be no order of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Closing;

(e)    all consents, approvals, authorizations and non-disapprovals of Governmental Authorities set forth on Schedule 8 shall have been obtained and be in full force and effect;
(f)    the Trust Agreement shall have been executed and delivered and the Trust Account established in accordance with ARTICLE 8; and
(g)    the Reinsurer shall have delivered to the Ceding Companies evidence reasonably satisfactory to them that, as of the Closing Date, the Reinsurer qualifies as a Reciprocal Jurisdiction Reinsurer in the jurisdiction of domicile of each U.S. Ceding Company (or, to the extent the Reinsurer does not so qualify in any such jurisdiction, shall have provided the collateral for the benefit of each applicable U.S. Ceding Company, by depositing Eligible Assets in a Separate Trust Account and/or by posting Letters of Credit, in accordance with Article 8.4(c) or Article 8.4(e), as applicable).
ARTICLE 13

INDEMNIFICATION
13.1    Indemnification by the Reinsurer. The Reinsurer shall indemnify, defend and hold harmless the Ceding Companies and their Affiliates, and their respective directors, officers, employees, agents, successors and permitted assigns, from and against all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages (“Damages”) actually incurred to the extent arising from (a) any breach of the representations, warranties, covenants or obligations of the Reinsurer contained in this Agreement or any other Transaction Agreement and (b) any successful enforcement of this indemnity.
13.2    Indemnification by the Ceding Companies. Each Ceding Company, severally as to itself only, and Markel Parent, jointly and severally with each Ceding Company, shall indemnify, defend and hold harmless the Reinsurer and its Affiliates, and their respective directors, officers, employees, agents, successors and permitted assigns, from and against all Damages actually incurred by the Reinsurer to the extent arising from (a) any breach of the representations, warranties, covenants or obligations of any Ceding Company or Markel Parent, as applicable, contained in this Agreement or any other Transaction Agreement, and (b) any successful enforcement of this indemnity.
13.3    Limitations. Each Party’s Damages shall not include punitive, exemplary or consequential damages (except to the extent actually paid to a third party). The representations and warranties in ARTICLE 11 shall survive the Closing for a period of two (2) years following the Closing Date, except that the representations and warranties in Articles 11.1(a)-(b) and 11.3(a)-(b) shall survive until the expiration of the applicable statute of limitations; provided that any claim for indemnification in respect of a representation or warranty asserted in writing with reasonable specificity prior to the expiration of the applicable survival period shall survive until finally resolved. Nothing in this ARTICLE 13 limits any Party’s payment obligations under ARTICLE 2, ARTICLE 3, ARTICLE 4 or ARTICLE 8, which are not subject to the foregoing survival periods. For the avoidance of doubt, and without limiting Article 11.2 or Article 14.1, no claim for indemnification or other recovery under this ARTICLE 13 or otherwise may be asserted by the Reinsurer against any Ceding Company on the basis of, or otherwise in respect of, the adequacy or sufficiency of the reserves for the

Subject Business, or any other matter disclaimed in Article 11.2; provided that the foregoing shall not limit any claim for breach of an express representation or warranty set forth in Article 11.1.
ARTICLE 14

UTMOST GOOD FAITH
14.1    Waiver of Utmost Good Faith. Notwithstanding anything contained herein or in any other Transaction Agreement to the contrary or any principle of law or market custom to the contrary, the Reinsurer absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle, and any right to rescind, avoid or reform this Agreement on the basis of any alleged non-disclosure or misrepresentation, in connection with the negotiation of this Agreement. For the avoidance of doubt, this waiver shall not apply to any such duty as may exist with respect to matters arising, and actions taken, on or after the date hereof, and shall not limit any remedy for fraud. The Reinsurer’s sole remedy for any innocent or negligent non-disclosure or misrepresentation by a Ceding Company in connection with the formation of this Agreement is damages for breach of representation or warranty.
ARTICLE 15

TAXES
15.1    Federal Excise Tax. The Parties acknowledge and agree that all of the Reinsurance Premium is subject to the federal excise tax imposed under Section 4371 of the Internal Revenue Code of 1986, as amended. The Ceding Companies shall timely remit such federal excise tax, and the amount thereof shall be deducted from the Reinsurance Premium in determining the Closing Payment Amount in accordance with clause (B) of Article 3.1(a). The Ceding Companies and the Reinsurer shall cooperate in good faith and use commercially reasonable efforts to reduce, mitigate or obtain an exemption from the federal excise tax applicable to the Reinsurance Premium, and the Ceding Companies shall, or shall cause their agents to, use commercially reasonable efforts to claim and recover from the United States Government any refund or credit of such federal excise tax (including in connection with any return of premium hereunder) that may be available and shall pay over to the Reinsurer the amount of any such refund or credit to the extent actually received, together with any interest paid thereon by the United States Government, to the extent attributable to amounts deducted pursuant to Article 3.1(a). If such credit or refund is required to be repaid or refunded to the United States Government, the Reinsurer shall indemnify the Ceding Companies for such amounts, and any related interest or penalties.
15.2    FATCA and Withholding. The Reinsurer shall provide or otherwise make available to the Ceding Companies, on or before the Closing Date, documentation on forms approved by the United States Internal Revenue Service establishing an exemption from withholding of premium or other amounts payable hereunder in accordance with the United States Internal Revenue Code, including the Foreign Account Tax Compliance Act (“FATCA”), and the Reinsurer shall provide or otherwise make available updated documentation to the Ceding Companies upon request therefor. In the event that the Reinsurer fails to do so or ceases to be exempt from withholding in accordance with FATCA, or if withholding is otherwise required by Applicable Law, the Ceding Companies shall withhold the applicable percentage of premium or other amount payable hereunder, and the Reinsurer shall allow such withholding. Interest shall not be payable on any amounts withheld in accordance with this Article 15.2, nor shall any such amounts be subject to offset. The Reinsurer agrees to indemnify the Ceding Companies for any liability, incurred in whatever form, on account of the Reinsurer’s failure to properly comply with its obligations under FATCA, or any other withholding Tax requirement or the provisions of this Article 15.2.
ARTICLE 16

MISCELLANEOUS PROVISIONS
16.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any Party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, sent by a standard overnight courier of national reputation with written confirmation of delivery or sent by e-mail. Any such notice shall be deemed given when so delivered personally, or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery, or if sent by e-mail, at the time of completion of the transmission by the sender. Such notices shall be given to the following addresses:
If to the Ceding Companies, Markel Parent or any Ceding Company:
Markel Services, Inc.
4521 Highwoods Parkway
Glen Allen, VA 23060
Attention: Jamie Morris
Email: ReinsuranceServices@markel.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP
830 Brickell Plaza
Miami, FL 33131
Attention: Michael J. Pinsel
Email: mpinsel@sidley.com

If to the Reinsurer:

Cavello Bay Reinsurance Limited
A.S. Cooper Building, 4th Floor
26 Reid Street
Hamilton, HM 11, Bermuda
Attention: Robert Morgan
Email: Robert.Morgan@enstargroup.com

with copies (which shall not constitute notice) to:

Hogan Lovells Cadwalader US LLP
1735 Market Street, Floor 23
Philadelphia, PA 19103
Attention: Robert C. Juelke
Email: bob.juelke@hlc.com

16.2    Confidentiality; Public Announcements.
(a)    Any confidentiality or non-disclosure agreement entered into by the Parties (or their Affiliates) in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement in accordance with its terms until the Closing, at which time it shall automatically terminate.
(b)    The Parties (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and after the Closing, the Receiving Party and its Affiliates will not disclose, give, sell, use or otherwise divulge any Confidential Information of the Reinsurer (where the Receiving Party is a Ceding Company) or of any Ceding Company (where the Receiving Party is the Reinsurer) (in each case, the “Disclosing Party”) or permit their respective representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (i) if legally compelled to do so or as required in connection with an examination by an insurance regulatory authority (including the Bermuda Monetary Authority, any insurance regulatory authority having jurisdiction over an Affiliate of a Party, and Lloyd’s), (ii) to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement or under any other Transaction Agreement, (iii) to enforce the rights of such Receiving Party or its Affiliates under this Agreement or under any other Transaction Agreement, (iv) to those of such Receiving Party’s Affiliates, and to their respective directors, officers, authorized board observers, employees, agents, accountants, consultants, representatives, auditors and actuaries, in each case, who need to know such information for the foregoing purposes or otherwise in connection with the transactions contemplated by this Agreement, (v) as required under any Applicable Law, (vi) as required by a tax authority to support a position taken on any tax return, (vii) as required by the rules of any stock exchange on which the stock of a Receiving Party’s Affiliate is traded, (viii) to rating agencies, (ix) in the case of the Reinsurer, to actual or prospective retrocessionaires and financing counterparties in respect of the business ceded hereunder, to the extent permitted by Article 16.6 and subject to customary confidentiality obligations no less protective than those set forth in this Article 16.2(b), (x) in filings with the U.S. Securities and Exchange Commission or other securities regulators, earnings releases and materials and investor presentations, as such Receiving Party and its Affiliates reasonably determine to be required, or (xi) in reports to trustees and holders of debt or debt-like securities issued pursuant to indentures or certificates of designation to which the Reinsurer or its Affiliates are parties or otherwise bound to the extent required by the terms of such indentures, certificates of designation or related agreements. If the Receiving Party or its Affiliates, or any of their respective representatives, become legally compelled to disclose any Confidential Information (other than as required in connection with an examination by an insurance regulatory authority or as required to provide a tax authority to support a position taken on any tax return) at or following the Closing, the

Receiving Party shall, where legally permitted, provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Article 16.2(b). If such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Article 16.2(b), then the Receiving Party or its Affiliates or representatives, as applicable, shall furnish only that portion of Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded to the Confidential Information. Except as expressly set forth in this Article 16.2(b), each Receiving Party shall, and shall cause its Affiliates and their respective representatives to, use the Confidential Information of the Disclosing Party solely for the purpose of performing its obligations and exercising its rights under this Agreement and the other Transaction Agreements.
(c)    The Receiving Party, on behalf of itself and on behalf of its Affiliates and their respective representatives, acknowledges that a breach of its obligations under this Article 16.2 may result in irreparable injury to the Disclosing Party. In the event of the breach by the Receiving Party or any of its Affiliates or their respective representatives of any of the terms and conditions of this Article 16.2, the Disclosing Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in addition to any other remedies available under this Agreement or otherwise available in equity or at law.
(d)    For the purposes of this Agreement, “Confidential Information” means all confidential information (irrespective of the form of such information) of any kind, including any analyses, compilations, data, studies, notes, translations, memoranda or other documents, concerning the Disclosing Party or any of its Affiliates obtained directly or indirectly from the Disclosing Party or any of its Affiliates or representatives in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including any information regarding the Subject Business or provisions or terms of this Agreement or the other Transaction Agreements, except information (i) which, at the time of the disclosure, was ascertainable or available to the public (other than as a result of a disclosure directly or indirectly by the Receiving Party or any of its Affiliates or representatives in breach hereof), (ii) that is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Affiliates or representatives; provided that, to the knowledge of such Receiving Party, such source was not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation owed to another Person, (iii) that the Receiving Party can establish is already in its possession or the possession of any of its Affiliates or representatives (other than information furnished by or on behalf of the Disclosing Party or any of its Affiliates) or (iv) that is independently developed by the Receiving Party or its Affiliates without the use or benefit of any information that would otherwise be Confidential Information.
(e)    The Parties shall agree on the form and timing of any initial press release or announcement of the transactions contemplated hereby; thereafter, each Party and its Affiliates may make disclosures consistent therewith without further consent of the other Parties. The obligations under this Article 16.2 shall survive for two (2) years following the termination or commutation of this Agreement.
16.3    Communications on Behalf of the Ceding Companies. For administrative convenience only, the Ceding Companies designate MSI (or such other Affiliate of the Ceding

Companies as the Ceding Companies may designate by written notice to the Reinsurer) (the “Markel Representative”) as the entity through which the Ceding Companies will deliver and receive notices, reports, funding reports, statements, directions, elections, consents and other communications under this Agreement and the other Transaction Agreements. The Reinsurer shall be entitled to rely on any such communication delivered by the Markel Representative as accurately reflecting the determinations of the Ceding Companies, and any notice, report, statement or other deliverable required to be delivered by the Reinsurer to the Ceding Companies (or any of them) shall be deemed delivered to each Ceding Company when delivered to the Markel Representative at the address set forth in Article 16.1. Nothing in this Agreement constitutes the Markel Representative the agent of, or a delegation of authority by, any Ceding Company, and the Markel Representative shall have no power to bind any Ceding Company; each Ceding Company acts severally and for itself hereunder. For the avoidance of doubt, any amendment or waiver of any provision of this Agreement, any settlement or compromise of any dispute hereunder, any commutation or recapture, any release of any portion of the Reinsurer’s Posted Collateral (other than in the ordinary course pursuant to Article 8.8(b)) and any other action that would bind a Ceding Company or modify its rights hereunder shall be effective as to such Ceding Company only if taken or approved in writing by such Ceding Company. Amounts payable by the Reinsurer hereunder shall be paid to the applicable Ceding Company or, if so directed in writing by any Ceding Company, to the Markel Representative for the account of such Ceding Company, and the allocation of any such amounts among the Ceding Companies shall be as determined by the Ceding Companies pursuant to Article 2.1(b).
16.4    Entire Agreement. This Agreement (including the exhibits and schedules hereto), the other Transaction Agreements and any other documents delivered pursuant thereto, constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof and thereof.
16.5    Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of any Party to insist on compliance with any obligation contained in this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop any Party from thereafter demanding full and complete compliance nor prevent any Party from exercising such right or remedy in the future. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
16.6    Successors and Assigns. The rights and obligations of the Parties under this Agreement shall not be subject to assignment, novation, delegation or other transfer without the prior written consent of the other Parties, and any attempted assignment, novation, delegation or other transfer without the prior written consent of the other Parties shall be void ab initio. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties. Notwithstanding the foregoing, the Reinsurer shall have the right to reinsure, retrocede or otherwise share the losses reinsured hereunder (a) with any Affiliate of the Reinsurer without the consent of the Ceding Companies and (b) with any other Person with the consent of the Ceding Companies, not to be unreasonably withheld, conditioned or delayed; provided that (i) the aggregate portion of the Reinsurer’s liability hereunder so reinsured, retroceded or shared at any time (whether with Affiliates or other Persons, and taking all such arrangements together) shall not exceed thirty percent (30%) of the Reinsurer’s liability for Covered Losses (measured as a percentage of the Remaining Aggregate Limit at the time of such transaction); (ii) no such reinsurance, retrocession or other sharing of losses shall diminish, or relieve the Reinsurer of, any of its obligations to the Ceding Companies hereunder, and the Reinsurer shall remain solely and directly liable to the Ceding Companies for the full amount of such obligations as though no such arrangement had been effected; (iii) no such reinsurance, retrocession or other sharing of losses, and no collateral, funds withheld or other security provided to or for the benefit of the Reinsurer in connection therewith, shall reduce, offset or be credited against the Required Collateral Amount or the Reinsurer’s Posted Collateral or otherwise reduce or defer any obligation of the Reinsurer under ARTICLE 8; (iv) no retrocessionaire or other Person sharing such losses shall have any right to receive notices or reports from, consult with, direct, approve the actions of, or audit, inspect or access the books and records or personnel of, any Ceding Company or its Affiliates, and no such arrangement shall impose on any Ceding Company any reporting, notice, consultation, access or other obligation beyond those expressly set forth in this Agreement and the Claims Protocol (it being understood that the Reinsurer may furnish to its retrocessionaires information received by it hereunder, subject to and in accordance with Article 16.2(b)); and (v) the Reinsurer shall notify the Ceding Companies in writing of the identity of each such retrocessionaire or other Person and the portion of its liability so reinsured, retroceded or shared within ten (10) Business Days following the effectiveness of any such arrangement. No consent of the Reinsurer shall be required for an assignment by a Ceding Company to another Ceding Company by operation of law in connection with an intra-group merger, division or reorganization that does not adversely affect the Reinsurer.
16.7    Headings. The headings and table of contents of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
16.8    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts-of-law principles that would apply the law of another jurisdiction; provided that Credit for Reinsurance matters shall be governed by the laws of the jurisdiction of domicile of the applicable Ceding Company. Each Party irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction (except as provided in Article 16.10) of the courts of the State of New York sitting in New York County and the United States District Court for the Southern District of New York (and the appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby that is not required to be submitted to arbitration pursuant to Article 16.9 (including any action to compel arbitration, to confirm, modify, vacate or enforce any arbitral award or interim order, or for a temporary restraining order or other interim, preliminary or permanent injunctive or equitable relief (including specific performance) in aid of arbitration, to enforce the collateral and funding obligations under ARTICLE 8, or pursuant to Article 16.2(c) or Article 16.10), (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such courts, (c) waives, to the fullest extent permitted by Applicable Law, any objection to the laying of venue of any such action or proceeding in such courts and any defense of inconvenient forum to the maintenance thereof and (d) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. Nothing in this Article 16.8 shall limit the arbitration provisions of Article 16.9 or the service of suit provisions of Article 16.10.
16.9    Arbitration.
(a)    Except as otherwise provided in Article 16.8 and in the last sentence of this Article 16.9(a), as a condition precedent to any right of action hereunder and notwithstanding the provisions of Article 16.10, any dispute between the Reinsurer, on the one hand, and any one or more of the Ceding Companies or Markel Parent, on the other hand, that arises out of or in connection with this Agreement (and any such dispute involving more than one Ceding Company may, at the election of any Party, be heard and determined in a single arbitration before a single panel), including its interpretation, application, formation or validity, whether such dispute arises before or after termination of this Agreement, shall be submitted to an arbitration panel consisting of three (3) arbitrators in accordance with this Article 16.9. Notwithstanding the foregoing, the following shall not be subject to arbitration: (i) the determination of disputed items in any funding report by the Independent Accountant or the Independent Actuary pursuant to Article 8.3(a), which shall be resolved exclusively as provided therein; (ii) the exercise by any Ceding Company of its rights to draw upon or withdraw assets from the Trust Account, any Separate Trust Account or any Letter of Credit pursuant to ARTICLE 8 in respect of any amount that is not the subject of a good-faith dispute, which rights shall not be stayed, conditioned or delayed by the pendency of any arbitration or dispute; and (iii) any action to compel arbitration, to confirm, modify, vacate or enforce any award or interim order of the panel, or for interim, injunctive or equitable relief in aid of arbitration or pursuant to Article 16.2(c), each of which shall be brought in the courts specified in Article 16.8.
(b)    Notice instituting arbitration shall be in writing and shall be delivered to the other Party in accordance with Article 16.1. Notice initiating arbitration shall reference that it is issued under this Article 16.9 and shall identify the issues to be arbitrated and name the arbitrator it has selected. On or before the thirtieth (30th) day after receipt of such notice, the respondent shall notify the claimant of any additional issues or counterclaims the respondent desires to arbitrate, the name of the arbitrator it has selected and immediately join with the claimant to select the arbitration panel. As time is of the essence, if the respondent fails or neglects to acknowledge the arbitration demand within such thirty (30)-day period, the claimant shall be authorized unconditionally to begin the process of selecting the panel for all Parties.
(c)    Each member of the arbitration panel shall be an active or former officer, director or senior manager of an insurance or reinsurance company, with not less than ten (10) years of substantial experience in the practices, procedures, legal or regulatory requirements of doing insurance or reinsurance business in the United States or Bermuda, or an underwriter at Lloyd’s, London. No arbitrator shall have any financial or pecuniary interest in the outcome of the arbitration. An arbitrator may not be a present officer, employee, outside counsel, contractor or consultant of any Ceding Company or the Reinsurer or any of their respective Affiliates, and may not have been a previous officer, employee, outside counsel, contractor or consultant of any Ceding Company or the Reinsurer or any of their respective Affiliates within the five (5) years preceding the demand for arbitration.
(d)    If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, the third arbitrator shall be chosen in accordance with the following procedures: Each Party shall exchange within ten (10) days thereafter, five (5) names of individuals who are qualified to serve hereunder; provided that no more than three (3) of the individuals named by a Party (including any replacement candidates named pursuant to this Article 16.9(d)) shall have served as an arbitrator or umpire in any arbitration in which the naming Party or any of its Affiliates was a party. Within seven (7) days of the exchange of names, the claimant and respondent will agree on an umpire questionnaire to be sent to the umpire candidates by the Party arbitrators. Umpire candidates must return a fully completed questionnaire to both Parties within fourteen (14) days from when the questionnaire was sent. If any individual fails to return a questionnaire within the required time period or refuses to serve, the Party whose candidate did not respond or cannot serve shall, within five (5) days from the expiration of the period for return of the questionnaire, or notice of the refusal to serve, replenish its candidate pool to five (5) individuals who could be qualified to serve hereunder and who shall answer the umpire questionnaire sent with the request to serve, within fourteen (14) days from it being sent. After completion of this process, if there is one common individual chosen by the Parties, that individual shall serve as umpire. If there is more than one common individual chosen by the Parties, the Parties, unless they then agree to one individual, shall draw lots from among those chosen, and the individual chosen by lot shall act as umpire. If there are no common individuals chosen by the Parties, each shall rank each of ten (10) selected names in order of preference, with the number “one” being the most preferred and shall simultaneously notify the other Party of such ranking on a mutually agreed date. The individual with the lowest total numerical ranking shall act as umpire. If the ranking results in a tie, the Parties shall draw lots from among the individuals tied for the lowest total numerical rank, and the individual chosen by lot shall act as umpire. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.
(e)    The arbitration panel shall promptly schedule a hearing at which the Parties may present their evidence and arguments. At its discretion, the arbitration panel may also schedule an organizational meeting or such other meetings or hearings as it determines to be necessary or advisable to resolve the disputes being arbitrated. The seat of the arbitration shall be, and all arbitration meetings and hearings shall be held in, New York, New York, unless the Parties mutually agree to another venue. The arbitration panel shall adopt its own rules and procedures for the conduct of the arbitration.
(f)    The arbitration panel shall interpret and apply this Agreement in accordance with its express terms and shall have no authority to modify, amend, disregard or add to any provision of this Agreement. The panel shall be relieved of all judicial formalities and shall not be bound by rules of evidence or procedure except to the extent required by the United States Federal Arbitration Act (9 U.S.C. § 1 et seq.) and, to the extent not inconsistent therewith, the arbitration laws of the State of New York. The panel shall respect the Parties’ mutual intent of a prompt resolution of the dispute and that discovery be limited and be only as extensive as is reasonably necessary to resolve the actual issues to be decided in the arbitration. The umpire shall be the final judge of the panel’s procedures, the rules of evidence, privilege, discovery and production, and the exclusiveness and relevancy of any witnesses and documents, upon the petition of any participating Party. The panel shall be authorized to issue interim orders and awards, including pre-hearing security, pre-hearing relief and injunctive and equitable relief. Notwithstanding the foregoing, the panel is empowered, at its discretion, to make a summary adjudication of the dispute on the evidence presented.
(g)    Insofar as the panel looks to substantive law, it shall consider the law of the State of New York. The arbitration panel shall render its award in accordance with the terms of this Agreement and, to the extent not inconsistent therewith, may consider the custom and practice of the insurance and reinsurance business. Absent the Parties’ agreement, the panel shall render its final award in writing within thirty (30) days after the close of the hearing; however, failure to make an award within such thirty (30) days shall not be grounds for overturning or challenging enforcement of the award. The panel’s award shall be by a majority of the panel’s members, shall be in writing and shall set forth the reasons for its ruling, and shall be final and binding on all Parties to the proceeding. The panel shall have no authority to award punitive, exemplary, enhanced or consequential damages, except to the extent such amounts constitute Covered Losses (including Reinsured Extra Contractual Obligations) or are otherwise actually paid to a third party.
(h)    Any Party may apply to a court specified in Article 16.8 for an order confirming any interim or final award, and a judgment of that court shall thereupon be entered on such award. In the event an interim award is appealed, the arbitration proceeding shall continue unless it is stayed by the court or the panel. If an order confirming the panel’s interim or final award is issued, the Party against which confirmation was sought shall pay the reasonable attorneys’ fees and costs of the Party that applied to the court to confirm the panel’s award, and the Parties consent to the entry of a judgment for those amounts against the Party opposing confirmation; provided that this sentence shall not apply where the Party against which confirmation is sought does not resist, or prevails against, such confirmation petition.
(i)    Each Party shall initially bear equally the expenses of the arbitration panel. The expenses of the arbitrators and the umpire and all remaining costs of the arbitration shall be allocated finally by the panel. In addition to arbitration costs and damages arising as a result of the dispute, the panel may award interest and such other costs and expenses as it deems appropriate, including attorneys’ fees.
16.10    Service of Suit.
(a)    The Ceding Companies and the Reinsurer shall appoint, and maintain at all times, an agent for service of process in the United States, and hereby irrevocably consent to the jurisdiction of the courts specified in Article 16.8 in any action, suit or proceeding instituted by or on behalf of any Party (or its liquidator, rehabilitator, receiver or statutory successor) arising out of this Agreement. In any such action, suit or proceeding, the Ceding Companies and the Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal. Nothing in this Article 16.10 shall limit or in any way alter the Parties’ agreement to arbitrate under Article 16.9, except to the extent such agreement is unenforceable under applicable insolvency or delinquency laws.

(b)    Unless the Ceding Companies or Markel Parent designate a different party in writing, service of process may be made upon Markel Insurance Group, LLC, 4521 Highwoods Parkway, Glen Allen, VA 23060, Attention: Richard Grinnan, Senior Vice President, Chief Legal Officer and Secretary, which is hereby authorized and directed to accept service of process on behalf of the Ceding Companies and Markel Parent.
(c)    Unless the Reinsurer designates a different party in writing, service of process may be made upon Enstar (US) Inc., 411 Fifth Avenue, Fl. 5, New York, NY 10016, Attention: Senior Vice President, Legal Director US, which is hereby authorized and directed to accept service of process on behalf of the Reinsurer.
16.11    No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
16.12    Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties. Each counterpart may be delivered by electronic transmission (including .pdf) or executed by electronic signature, which shall be deemed delivery of an originally executed document.
16.13    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Agreement, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.
16.14    Offset. Each Party may offset any undisputed amount due from another Party under this Agreement against amounts owed by such Party to such other Party under this Agreement; provided that offset rights in respect of any Ceding Company shall be limited to amounts due to or from such Ceding Company (several, and not group-wide), and, in the event of the insolvency of any Party, offset shall be permitted only to the extent allowed by Applicable Law.

16.15    Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All payments and all settlements of account between the Parties shall be in United States currency. Where any Ceding Company receives premiums, holds reserves or pays Ultimate Net Loss in currencies other than United States dollars, such amounts shall be converted into United States dollars at the actual rates of exchange effective at the Valuation Date, which rates are set forth on Schedule 1. Such fixed rates shall apply consistently to the Retention, Covered Losses, Ultimate Net Loss, Applicable Reserves, Third Party Reinsurance Recoverables, the Required Collateral Amount and any Commutation Amount.
16.16    Data Protection
(a)    Each Party shall comply with its obligations under Data Protection Law, including by implementing appropriate technical and organizational security measures with respect to Relevant Personal Data. For purposes of this Article 16.16, “Data Protection Law” means all applicable data protection and privacy legislation, regulations and legally binding guidance in any jurisdiction (as amended, updated or re-enacted from time to time) that relate to the protection or privacy of personal data and with which any Ceding Company or the Reinsurer must comply in connection with this Agreement, including Regulation (EU) 2016/679 (the General Data Protection Regulation) (“EU GDPR”) and the United Kingdom equivalent thereof (“UK GDPR” and together with the EU GDPR, the “GDPR”), Title V of the Gramm-Leach-Bliley Act and the regulations thereunder, the California Consumer Privacy Act of 2018 and its civil code(s), and applicable U.S. state insurance data security and privacy laws (including any law adopting the NAIC Insurance Data Security Model Law); and “Relevant Personal Data” means the personal data, personal information or nonpublic personal information (in each case as defined in applicable Data Protection Law) transferred, disclosed or otherwise made available between the Parties under this Agreement or any other Transaction Agreement; and “SCCs” means as applicable: (a) in respect of transfers of Relevant Personal Data subject to the EU GDPR, Module 1 of the standard contractual clauses for the transfer of personal data to third countries set out in Commission Decision 2021/914 of 4 June 2021 (“EU SCCs”); and (b) in respect of transfers of Relevant Personal Data subject to the UK GDPR, the International Data Transfer Addendum to the EU Commission Standard Contractual Clauses (version B.1.0) issued by the UK Information Commissioner (“UK Addendum”), in each case as incorporated herein by reference. Each Party may process Relevant Personal Data only as necessary to perform or administer this Agreement, including assessing and verifying claims and recoveries, conducting audits, and complying with legal or regulatory obligations. Each Party has an obligation to limit the Relevant Personal Data it discloses to the other Parties to only what is reasonably necessary for the aforementioned purposes. The Parties acknowledge that each Party is responsible for its lawful basis, transparency obligations and compliance with individual rights requests in respect of its own processing.
(b)    Each Party acknowledges that, as a potential recipient of Relevant Personal Data, it shall (i) respond to enquiries, requests and complaints it receives from any individual whose Relevant Personal Data is processed or Governmental Authority (“Communication”) to the extent that such Communication concerns that Party’s own processing of Relevant Personal Data, in accordance with applicable Data Protection Law, and (ii) provide reasonable cooperation and assistance to the other Party to enable such other Party to fulfill its obligations under Data Protection Law and to respond to the Communication. Responsibility for responding to any Communication falls on the Party that received it, and if a Party receives a request or complaint concerning the other Party’s processing, it shall promptly refer it to that Party and provide reasonable assistance. For the avoidance of doubt, the Reinsurer’s obligations under this paragraph are limited to its processing of Relevant Personal Data for reinsurance, treaty administration, audit, recovery assessment and related legal or regulatory purposes, and do not include responding on behalf of a Ceding Company to matters concerning claims handling or administration. In responding to any such Communication, a Party shall, to the extent permitted by Data Protection Law and reasonably practicable in the circumstances, consult with the other Party before making any response that would disclose Confidential Information of such other Party.
(c)    A Party that becomes aware of any security incident, cyber-attack, disruption, intrusion, exfiltration, modification, personal data breach, or unauthorized acquisition of, access to, or use of Relevant Personal Data (“Security Incident”) shall notify the other Party without undue delay and, where practicable, within forty-eight (48) hours, and reasonably cooperate with the other Party in addressing the Security Incident. Responsibility for determining whether a Security Incident is notifiable, and submitting any notification, falls on the Party that suffered the Security Incident.
(d)    A Party may disclose Relevant Personal Data to a third party only where necessary for the purposes of this Agreement and provided that the Party has implemented appropriate safeguards in accordance with Data Protection Law. It shall ensure the recipient is subject to appropriate confidentiality, security and data protection obligations, including any required processor terms.
(e)    Each Party shall ensure that any international transfer it makes complies with applicable transfer requirements under applicable Data Protection Law. Where a transfer of Relevant Personal Data from a Ceding Company to a Reinsurer constitutes a restricted transfer under the GDPR, the processing of such Relevant Personal Data will be carried out in accordance with the SCCs as follows: (i) where the EU SCCs apply, Clause 7 (Docking Clause) and the optional wording at Clause 11 (Redress) of the EU SCCs shall be deemed as not included, the governing law and the competent courts for purposes of Clauses 17 and 18 of the EU SCCs, shall be the Republic of Ireland, and the information necessary to populate the Appendices to the EU SCCs is set out in Schedule 11; and (ii) where the UK Addendum applies, the “Approved EU SCCs” shall refer to the EU SCCs which shall be interpreted in accordance with the provisions of Part 2: Mandatory Clauses, for purposes of Table 4 of the UK Addendum, either Party may end the UK Addendum, and the information necessary to populate Parts 1-3 of the UK Addendum is set out in Schedule 11. Execution of the Agreement is deemed execution of the SCCs to the extent they apply to a Party.
(f)    With respect to the processing of Relevant Personal Data regulated by Data Protection Law, the Parties acknowledge and agree that each Party shall act as an independent controller (or the equivalent under applicable Data Protection Law), and, where required by Data Protection Law, the Parties shall implement such additional appropriate safeguards (including entering into standard data protection clauses) as may be required. Nothing in this Article 16.16 gives the Reinsurer authority to direct or control the handling or settlement of any claim(s). If the Reinsurer processes Relevant Personal Data solely on behalf and as instructed by the Ceding Companies, the Parties shall put in place any processor terms required by Data Protection Law.
(g)    Relevant Personal Data shall constitute Confidential Information of the Party disclosing or otherwise making the same available for purposes of Article 16.2; provided that the exceptions set forth in Article 16.2(d) shall not relieve any Party of its obligations under this Article 16.16 or under Data Protection Law.

16.17    Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, paragraph, exhibits and schedules are references to the Articles, paragraphs, exhibits and schedules of or to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the exhibits and schedules hereto; (d) references to “$” shall mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) except as otherwise provided herein, references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) a reference to an agreement or other document includes amendments or restatements of such agreement or other document; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any reference to notice being given to, or the consent, approval, direction or request of, “the other Party” or “the other Parties” (or words of similar import) means, where the Party giving such notice or seeking such consent, approval, direction or request is a Ceding Company or Markel Parent, the Reinsurer, and, where such Party is the Reinsurer, the Ceding Companies or Markel Parent, and nothing in this Agreement shall require any Ceding Company to give notice to, or obtain the consent or approval of, any other Ceding Company; and (n) any notice, consent, approval, request, direction, election or other communication required or permitted to be given hereunder shall be given in writing in accordance with Article 16.1, whether or not the words “written” or “in writing” are used in the applicable provision, and no inference shall be drawn from the use or omission of such words. This Agreement shall take precedence over any exhibits or schedules hereto, to the extent of any conflict.

16.18    Expenses. Except as otherwise expressly provided in this Agreement or any other Transaction Agreement, each Party shall bear its own fees, costs and expenses (including the fees and expenses of its legal counsel, actuaries, accountants and other advisors) incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. All brokerage and the fees, costs and expenses payable to Aon or any other intermediary in connection herewith shall be borne solely by the Ceding Companies.

16.19    Specific Performance. Each Party acknowledges that irreparable damage would occur, and monetary damages would not be an adequate remedy, if this Agreement were not performed in accordance with its terms or were otherwise breached. Accordingly, subject to Article 11.2(b) and Article 14.1 and without limiting Article 16.2(c), each Party shall be entitled, without proof of actual damages or posting a bond, to injunctive or other equitable relief to prevent or cure any breach or threatened breach of this Agreement and to enforce this Agreement specifically, in addition to any other remedy, in each case in accordance with Article 16.8 or Article 16.9, as applicable (and, for any dispute subject to Article 16.9, in the courts only as permitted by Article 16.9(a)(iii)). Each Party waives any defense that the other Party has an adequate remedy at law or that specific performance is not appropriate, and seeking such relief shall neither waive any other remedy nor be a precondition to one.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives, all as of the date first written above.
MARKEL GLOBAL REINSURANCE COMPANY

By: /s/ Brian Costanzo
Name: Brian Costanzo
Title: Chief Financial Officer

MARKEL INSURANCE COMPANY

By: /s/ Brian Costanzo
Name: Brian Costanzo
Title: Chief Financial Officer

EVANSTON INSURANCE COMPANY

By: /s/ Brian Costanzo
Name: Brian Costanzo
Title: Chief Financial Officer

MARKEL AMERICAN INSURANCE COMPANY

By: /s/ Brian Costanzo
Name: Brian Costanzo
Title: Chief Financial Officer

MARKEL BERMUDA LIMITED

By: /s/ Brian Costanzo
Name: Brian Costanzo
Title: Chief Financial Officer

MARKEL INSURANCE GROUP, LLC (solely for the purposes set forth in the Preamble)

By: /s/ Brian Costanzo
Name: Brian Costanzo
Title: Chief Financial Officer

[Signature Page to Adverse Development Cover Agreement]

MARKEL SERVICES, INC. (solely for the purposes of Article 16.3)

By: /s/ Brian Costanzo
Name:     Brian Costanzo
Title:     Chief Financial Officer
[Signature Page to Adverse Development Cover Agreement]

CAVELLO BAY REINSURANCE LIMITED, as Reinsurer

By: /s/ Robert Morgan
Name: Robert Morgan
Title: Director and CEO
Signed in Hamilton Bermuda
[Signature Page to Adverse Development Cover Agreement]